                           OFFER TO PURCHASE FOR CASH

                 ALL OF THE OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED RIGHTS TO PURCHASE COMMON STOCK)
                                       OF

                                  COMPUSA INC.
                                       AT

                              $10.10 NET PER SHARE
                                       BY

                             TPC ACQUISITION CORP.
                          A WHOLLY-OWNED SUBSIDIARY OF

                          GRUPO SANBORNS, S.A. DE C.V.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON TUESDAY, FEBRUARY 29, 2000, UNLESS THE OFFER IS EXTENDED.

     THIS OFFER IS BEING MADE IN CONNECTION WITH THE MERGER AGREEMENT, DATED AS OF JANUARY 23, 2000 (THE "MERGER AGREEMENT"), AMONG GRUPO SANBORNS, S.A. DE C.V. ("PARENT"), TPC ACQUISITION CORP. ("PURCHASER") AND COMPUSA INC. (THE "COMPANY"). THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN), DETERMINED THAT THE OFFER AND THE MERGER ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SHARES (AS DEFINED HEREIN) (OTHER THAN PARENT AND ITS AFFILIATES) AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH, TOGETHER WITH ANY SHARES THEN BENEFICIALLY OWNED BY PARENT OR PURCHASER OR ANY OF THEIR RESPECTIVE AFFILIATES, REPRESENTS AT LEAST TWO-THIRDS OF THE ISSUED AND OUTSTANDING SHARES ON A FULLY DILUTED BASIS.
                            ------------------------

                                   IMPORTANT

     Shareholders desiring to tender all or any portion of their shares of common stock, par value $.01 per share (the "COMMON STOCK"), of the Company, including the associated common stock purchase rights (the "RIGHTS" and, together with the Common Stock, the "SHARES") should either: (1) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver the Letter of Transmittal or such facsimile with certificate(s) for the tendered Shares and any other required documents to the Depositary (as defined herein), or (2) follow the procedures for book-entry tender of Shares set forth in Section 3 or (3) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Shareholders whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender such Shares.

     The Rights are presently evidenced by the certificates for the Common Stock and a tender by shareholders of their shares of Common Stock will also constitute a tender of the associated Rights. A shareholder who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

     Questions and requests for assistance may be directed to the Information Agent (as defined herein) at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                          [MACKENZIE PARTNERS, INC.]

February 1, 2000

SUMMARY TERM SHEET................................................      1
INTRODUCTION......................................................      4
THE TENDER OFFER..................................................      6
 1.   Terms of the Offer..........................................      6
 2.   Acceptance for Payment and Payment for Shares...............      8
 3.   Procedure for Tendering Shares..............................      9
 4.   Withdrawal Rights...........................................     11
 5.   Certain United States Federal Income Tax Consequences of the
      Offer.......................................................     12
 6.   Price Range of Shares; Dividends............................     13
 7.   Possible Effects of the Offer on the Market for the Shares;
      NYSE Listing; Margin Regulations and Exchange Act
      Registration................................................     13
 8.   Certain Information Concerning the Company..................     14
 9.   Certain Information Concerning Purchaser and Parent.........     17
10.   Background of the Offer; Contacts with the Company..........     18
11.   Purpose of the Offer; Plans for the Company; the Merger
      Agreement and Executive Employment Agreements...............     20
12.   Rights Agreement............................................     28
13.   Source and Amount of Funds..................................     30
14.   Certain Conditions of the Offer.............................     31
15.   Certain Legal Matters.......................................     32
16.   Fees and Expenses...........................................     34
17.   Miscellaneous...............................................     35
SCHEDULE A -- Information Concerning Members of the Board of
              Directors and the Executive Officers of Parent and
              Purchaser and Persons Ultimately Controlling Parent
              and Purchaser.......................................     36

                               SUMMARY TERM SHEET

     TPC Acquisition Corp., which is referred to in this offer to purchase as "PURCHASER", is offering to purchase all of the outstanding shares of common stock of CompUSA Inc., which is referred to in this offer to purchase as the "COMPANY", for $10.10 per share in cash. The following are some of the questions you, as a shareholder of CompUSA Inc., may have and answers to those questions. We urge you to read the remainder of this offer to purchase and the letter of transmittal carefully because the information in this summary is not complete and additional important information is contained in the remainder of this offer to purchase and the letter of transmittal.

WHO IS OFFERING TO BUY MY SHARES?

     TPC Acquisition Corp. is a Delaware corporation formed for the purpose of making this tender offer. TPC Acquisition Corp. is a wholly-owned subsidiary of Grupo Sanborns, S.A. de C.V, a corporation organized under the laws of the United Mexican States, which is referred to in this offer to purchase as "PARENT". See Section 9 of this offer to purchase -- "CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT."

WHAT SHARES ARE BEING SOUGHT IN THE OFFER?

     TPC Acquisition Corp. is offering to purchase all of the outstanding shares of common stock of CompUSA which Grupo Sanborns and its affiliates do not already own. Grupo Sanborns and its affiliates now own 13,750,000 shares, or about 14.8% of the outstanding shares. See "INTRODUCTION" and Section 1 of this offer to purchase -- "TERMS OF THE OFFER."

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

     TPC Acquisition Corp. is offering to pay $10.10 per share, net to you, in cash. See "INTRODUCTION" and Section 1 of the offer to purchase -- "TERMS OF THE OFFER."

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     Grupo Sanborns, the parent of TPC Acquisition Corp., and one or more other investors will provide TPC Acquisition Corp. with sufficient funds from their own resources to acquire all tendered shares or shares to be acquired in the merger which is expected to follow the successful completion of the offer. The offer is not conditioned upon any financing arrangements. See Section 13 of this offer to purchase -- "SOURCE AND AMOUNT OF FUNDS."

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

     We do not think our financial condition is relevant to your decision whether to tender shares and accept the offer because:

     - the offer is being made for all outstanding shares solely for cash,

     - the offer is not subject to any financing condition, and

     - if we consummate the offer, we will acquire all remaining shares for the same cash price in the merger.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     You will have at least until 12:00 midnight, New York City time, on February 29, 2000, to decide whether to tender your shares in the offer. See Sections 1 and 3 of this offer to purchase -- "TERMS OF THE OFFER" and -- "PROCEDURE FOR TENDERING SHARES -- Notice of Guaranteed Delivery."

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

     Yes. We have agreed with CompUSA that we may extend the offer if at the time the offer is scheduled to expire (including at the end of an earlier extension) any of the offer conditions is not satisfied (or waived by

us) or if we are required to extend the offer by the rules of the Securities and Exchange Commission. See Section 1 of this offer to purchase -- "TERMS OF THE OFFER."

     We may also elect to provide a "subsequent offering period" for the offer. A subsequent offering period, if one is included, will be an additional period of time beginning after we have purchased shares tendered during the offer, during which shareholders may tender their shares and receive the offer consideration. If we decide to provide a "subsequent offering period" we will make a public announcement of our decision at least five business days in advance. See Section 1 of this offer to purchase -- "TERMS OF THE OFFER."

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     If we extend the offer, we will inform Citibank, N.A. (which is the depositary for the offer) of that fact and will make a public announcement of the extension, by not later than 9:00 a.m., New York City time, on the day after the day on which the offer was scheduled to expire.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

     We are not obligated to purchase any tendered shares unless the number of tendered shares, when added to the shares then owned by Grupo Sanborns and its affiliates, equals at least two-thirds of the shares of CompUSA outstanding on a fully diluted basis. We are also not obligated to purchase tendered shares if there is a material adverse change in CompUSA or its business. The offer is also subject to a number of other conditions. See Section 14 of this offer to purchase -- "CERTAIN CONDITIONS OF THE OFFER."

HOW DO I TENDER MY SHARES?

     To tender shares, you must deliver the certificates representing your shares, together with a completed letter of transmittal and any other documents required, to Citibank, N.A., the depositary for the offer, not later than the time the tender offer expires. If your shares are held in street name, the shares can only be tendered by your nominee through The Depository Trust Company. If you cannot deliver something that is required to the depositary by the expiration of the tender offer, you may get a little extra time to do so by having a broker, a bank or other fiduciary, which is a member of the Securities Transfer Agents Medallion Program or other eligible institution, guarantee that the missing items will be received by the depositary within three New York Stock Exchange trading days. However, the depositary must receive the missing items within that three trading day period. See Section 3 of this offer to purchase -- "PROCEDURE FOR TENDERING SHARES."

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

     You can withdraw shares at any time until the offer has expired and, if we have not by February 29, 2000 agreed to accept your shares for payment, you can withdraw them at any time after such time until we accept shares for payment. If we decide to provide a subsequent offering period, we will accept shares tendered during that period immediately and thus you will not be able to withdraw shares tendered in the offer during any subsequent offering period. See Sections 1 and 4 of this offer to purchase -- "TERMS OF THE OFFER" and "WITHDRAWAL RIGHTS."

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. See Sections 1 and 4 of this offer to purchase -- "TERMS OF THE OFFER" and "WITHDRAWAL RIGHTS."

WHAT DOES THE COMPUSA BOARD OF DIRECTORS THINK OF THE OFFER?

     TPC Acquisition Corp. is making the offer pursuant to a merger agreement with CompUSA. The CompUSA Board of Directors unanimously approved the merger agreement, TPC Acquisition Corp.'s tender offer and its proposed merger with CompUSA. The CompUSA Board has determined that the offer and the merger are advisable, fair to, and in the best interests of, CompUSA's shareholders (other than Grupo

Sanborns and its affiliates) and it unanimously recommends that shareholders accept the offer and tender their shares. See Section 10 of this offer to purchase -- "BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY." CompUSA has prepared a Solicitation and Recommendation Statement containing additional information regarding the Board's determination and recommendation, which is being sent to shareholders together with this offer to purchase.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED IN THE OFFER?

     If TPC Acquisition Corp. purchases in the offer at least the number of shares which, when added to the shares then owned by Grupo Sanborns and its affiliates, equals at least two-thirds of the shares of CompUSA outstanding on a fully diluted basis, TPC Acquisition Corp. will be merged with CompUSA. If that merger takes place, Grupo Sanborns and its affiliates will own all of the shares of CompUSA and all other shareholders of CompUSA will receive the same price paid in the offer, that is, $10.10 per share in cash (or any other higher price per share which is paid in the offer). See "INTRODUCTION" and Section 11 of this offer to purchase -- "PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; THE MERGER AGREEMENT AND EXECUTIVE EMPLOYMENT AGREEMENTS -- The Merger Agreement." There are no appraisal rights available in connection with the offer. However, if the merger takes place, shareholders who have not sold their shares in the offer will have appraisal rights under Delaware law. See Section 15 of this offer to purchase -- "CERTAIN LEGAL MATTERS -- Appraisal Rights".

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     If the merger takes place, shareholders who do not tender in the offer will receive in the merger the same amount of cash per share which they would have received had they tendered their shares in the offer. Therefore, if the merger takes place, the only difference to you between tendering shares and not tendering shares is that you will be paid earlier if you tender your shares. However, until the merger is consummated or if the merger were not to take place for some reason, the number of shareholders of CompUSA and the shares of CompUSA which are still in the hands of the public may be so small that there no longer will be an active public trading market (or, possibly, any public trading market) for the shares. Also, the shares may no longer be eligible to be traded on The New York Stock Exchange or any other securities exchange, and CompUSA may cease making filings with the Commission or otherwise cease being required to comply with the Commission's rules relating to publicly held companies. See Sections 7 and 11 of the offer to purchase -- "POSSIBLE EFFECTS OF THE OFFER ON MARKET FOR THE SHARES; NYSE LISTING; MARGIN REGULATION AND EXCHANGE ACT REGISTRATION" and "PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; THE MERGER AGREEMENT AND EXECUTIVE EMPLOYMENT AGREEMENTS -- The Merger Agreement." of this offer to purchase.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     On January 21, 2000, the last trading day before Grupo Sanborns and CompUSA announced that they had signed the Merger Agreement, the last sale price of the shares reported on The New York Stock Exchange was $6.75 per share. On January 31, 2000, the last trading day before TPC Acquisition Corp. commenced its tender offer, the last sale price of the shares was $9 5/8 per share. We advise you to obtain a recent quotation for shares of CompUSA in deciding whether to tender your shares. See Section 6 of this offer to purchase -- "PRICE RANGE FOR THE SHARES; DIVIDENDS."

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

     You can call MacKenzie Partners ((800) 322-2885 (toll free)). MacKenzie Partners is acting as the information agent for our tender offer. See the cover page of this offer to purchase.

TO THE HOLDERS OF SHARES OF COMMON STOCK
OF COMPUSA INC.:

                                  INTRODUCTION

     TPC Acquisition Corp., a Delaware corporation ("PURCHASER") and a wholly-owned subsidiary of Grupo Sanborns, S.A. de C.V., a corporation organized under the laws of the United Mexican States ("PARENT"), hereby offers to purchase all of the outstanding shares of common stock, par value $.01 per share (the "COMMON STOCK"), of CompUSA Inc., a Delaware corporation (the "COMPANY"), including the associated Common Stock purchase rights (the "RIGHTS"), issued pursuant to the Rights Agreement (the "RIGHTS AGREEMENT"), dated as of April 29, 1994, as amended as of January 23, 2000, between the Company and American Stock Transfer & Trust Company (formerly Bank One, Texas, N.A.), as Rights Agent (the Common Stock and the Rights together are referred to herein as the "SHARES"), which are not owned by Parent or its affiliates, at $10.10 per Share, net to the seller in cash (the "SHARE PRICE"), without interest thereon upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "OFFER"). Unless the context otherwise requires, all references to Shares shall include the associated Rights.

     Tendering shareholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser. Purchaser will pay all charges and expenses of Citibank, N.A. (the "DEPOSITARY") and MacKenzie Partners, Inc. (the "INFORMATION AGENT").

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN SECTION 1) THAT NUMBER OF SHARES WHICH, TOGETHER WITH ANY SHARES THEN BENEFICIALLY OWNED BY PURCHASER OR PARENT OR ANY OF THEIR RESPECTIVE AFFILIATES, REPRESENTS AT LEAST TWO-THIRDS OF THE TOTAL NUMBER OF OUTSTANDING SHARES ON A FULLY DILUTED BASIS (THE "MINIMUM TENDER CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER TERMS AND CONDITIONS.

     THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, FEBRUARY 29, 2000 UNLESS EXTENDED. SEE SECTIONS 1, 14 AND 15.

     The Offer is being made pursuant to a Merger Agreement (the "MERGER AGREEMENT"), dated as of January 23, 2000, among the Company, Parent and Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company and the Company will be the surviving corporation (the "MERGER"). The Merger Agreement is an exhibit to Amendment No. 1 to the Schedule 13D of the Slim Family (as defined herein), Grupo Carso, S.A. de C.V. ("CARSO") and Parent filed with the Securities and Exchange Commission (the "COMMISSION") on November 22, 1999. On the effective date of the Merger, each outstanding Share (other than Shares owned by Parent, Purchaser or any subsidiary or affiliate of Parent, Purchaser or the Company or held in the treasury of the Company or held by shareholders who properly exercise dissenters' rights, if any), will by virtue of the Merger, and without action by the holder thereof, be canceled and converted into the right to receive an amount in cash, without interest, equal to the per Share price paid pursuant to the Offer (the "MERGER CONSIDERATION") upon the surrender of the certificate formerly representing such Share. The Merger Agreement is more fully described in Section 11 below. Certain United States federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger, as the case may be, are described in Section 5 below.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, DETERMINED THAT THE OFFER AND THE MERGER ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SHARES (OTHER THAN PARENT AND ITS AFFILIATES) AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     Credit Suisse First Boston Corporation ("CREDIT SUISSE FIRST BOSTON"), the Company's financial advisor, has delivered to the Board of Directors of the Company a written opinion, dated January 23, 2000, to the effect that, as of that date and based on and subject to the matters described in the opinion, the $10.10 per Share cash consideration to be received in the Offer and the Merger, taken together, by the holders of Shares was fair, from a financial point of view, to such holders (other than Parent and its affiliates). A copy of Credit Suisse First Boston's written opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "SCHEDULE 14D-9") filed with the Commission in connection with the Offer, a copy of which (without certain exhibits) is being furnished to shareholders concurrently herewith.

     If the Minimum Tender Condition and the other conditions to the Offer are satisfied and the Offer is consummated, Purchaser will own a sufficient number of Shares to ensure that the Merger will be approved. Under the Delaware General Corporation Law (the "DGCL") if, after consummation of the Offer, Purchaser owns at least 90 percent of the Shares then outstanding, Purchaser will be able to cause the Merger to occur without a vote of the Company's shareholders. If, however, after consummation of the Offer Purchaser owns less than 90 percent of the then-outstanding Shares, a vote of the Company's shareholders will be required under the DGCL to approve the Merger. See Section 11.

     The Offer is conditioned upon, among other things, the Minimum Tender Condition being satisfied, which is more fully described in Section 14 below. The Company has informed Purchaser that, as of January 20, 2000, there were 92,693,889 Shares issued and outstanding and there were 13,820,871 Shares subject to issuance pursuant to the Company's stock option and incentive plans. As of the date of this Offer to Purchase, Parent beneficially owns 13,750,000 Shares, which represent approximately 14.8 percent of the Shares issued and outstanding as of such date, and no rights to acquire Shares. See Section 11.

     Based on the foregoing, and assuming no additional Shares (or warrants, options or rights exercisable for, or securities convertible into, Shares) have been issued (other than Shares issued pursuant to the stock option and incentive plans referred to above) as of January 20, 2000, Purchaser believes there are approximately 106,514,760 Shares outstanding on a fully diluted basis. Accordingly, Purchaser believes it beneficially owns 12.9 percent of the Shares on a fully diluted basis and that the Minimum Tender Condition would be satisfied if at least approximately 57,260,195 Shares are validly tendered prior to the Expiration Date (as defined in Section 1) and not properly withdrawn.

     No appraisal rights are available in connection with the Offer; however, shareholders may have appraisal rights in connection with the Merger. See
Section 11.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1. TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore properly withdrawn in accordance with Section 4. The term "EXPIRATION DATE" means 12:00 Midnight, New York City time, on Tuesday, February 29, 2000, unless Purchaser shall have extended the initial period of time during which the Offer is open, in which event the term "EXPIRATION DATE" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire. If Purchaser shall decide, in its sole discretion, to increase the consideration offered in the Offer to holders of Shares and if, at the time that notice of such change is first published, sent or given to holders of Shares in the manner specified below, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until the expiration of such period of 10 business days. For purposes of the Offer, a "BUSINESS DAY" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

     THE OFFER IS CONDITIONED UPON SATISFACTION OF THE MINIMUM TENDER CONDITION, THE EXPIRATION OR TERMINATION PRIOR TO THE EXPIRATION DATE OF ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER AND CERTAIN OTHER CONDITIONS. SEE SECTION 14. THE MERGER AGREEMENT AND THE OFFER MAY BE TERMINATED BY PURCHASER AND PARENT IF CERTAIN EVENTS OCCUR. SEE SECTION 11.

     Purchaser reserves the right (but is not obligated), in accordance with applicable rules and regulations of the Commission and subject to the limitations set forth in the Merger Agreement described below, to waive any condition to the Offer. Pursuant to the Merger Agreement, however, Purchaser has agreed not to waive the Minimum Tender Condition without the consent of the Company. If the Minimum Tender Condition or any condition set forth in Section 14 has not been satisfied by 12:00 Midnight, New York City time, on Tuesday, February 29, 2000 (or any other time then set as the Expiration Date), Purchaser may, subject to the terms of the Merger Agreement (including the requirement that it obtain the Company's consent in connection with a waiver of the Minimum Tender Condition, if applicable), elect to (1) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended, (2) subject to complying with applicable rules and regulations of the Commission, accept for payment all Shares so tendered and not extend the Offer or (3) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering shareholders.

     Subject to the limitations set forth in this Offer, the Merger Agreement and described below, Purchaser reserves the right (but is not obligated), at any time or from time to time in its sole discretion, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositary. There can be no assurance that Purchaser will exercise its right to extend the Offer.

     Pursuant to the Merger Agreement, Purchaser may, without the consent of the Company, (a) extend the Offer if at the Expiration Date any of the conditions to the Offer have not been satisfied or waived, (b) extend the Offer for any period required by any regulation of the Commission applicable to the Offer or (c) elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"). In addition, the Share Price may be increased and the Offer may be extended to the extent required by law in connection with such increase.

     Purchaser expressly reserves the right at any time and from time to time to modify or amend the terms and conditions of the Offer in any respect. However, pursuant to the Merger Agreement, Purchaser has agreed that it will not, without the prior written consent of the Company, (a) decrease the Merger Consideration or change the form of consideration payable in the Offer, (b) decrease the number of Shares sought pursuant to the Offer, (c) impose additional conditions to the Offer, (d) change the conditions of the Offer (provided that Parent or Purchaser in its sole discretion may waive any conditions to the Offer other than the Minimum

Tender Condition) or (e) make any other change in the terms or conditions of the Offer which is adverse to the holders of Shares.

     Subject to the applicable rules and regulations of the Commission and subject to the limitations set forth in the Merger Agreement, Purchaser expressly reserves the right, at any time and from time to time, in its sole discretion to delay payment for any Shares regardless of whether such Shares were theretofore accepted for payment, or to terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions set forth in Section 14, by giving oral or written notice of such delay or termination to the Depositary. Purchaser's right to delay payment for any Shares or not to pay for any Shares theretofore accepted for payment is subject to the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, relating to Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer.

     Any extension of the period during which the Offer is open, delay in acceptance for payment or payment, termination or amendment of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(c) and 14e-1(d) under the Exchange Act. Without limiting the obligation of Purchaser under such rule or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service (or such other national media outlet or outlets it deems prudent) and making any appropriate filing with the Commission.

     If, subject to the terms of the Merger Agreement, Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer (including, with the consent of the Company, a waiver of the Minimum Tender Condition), Purchaser will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the Offer or the information concerning the Offer, other than a change in the consideration offered or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in the consideration offered or a change in the percentage of securities sought, the Offer generally must remain open for a minimum of 10 business days following such change to allow for adequate disclosure to shareholders.

     Pursuant to Rule 14d-11 under the Exchange Act, Purchaser may, subject to certain conditions, provide a subsequent offering period of from 3 business days to 20 business days in length following the expiration of the Offer on the Expiration Date ("SUBSEQUENT OFFERING PERIOD"). A Subsequent Offering Period would be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which shareholders may tender Shares not tendered into the Offer. A Subsequent Offering Period, if one is included, is not an extension of the Offer which already will have been completed.

     During a Subsequent Offering Period, tendering shareholders will not have withdrawal rights and Purchaser will promptly purchase and pay for any Shares tendered at the same price paid in the Offer. Rule 14d-11 provides that Purchaser may provide a Subsequent Offering Period so long as, among other things, (i) the initial 20 business day period of the Offer has expired, (ii) Purchaser offers the same form and amount of consideration for Shares in the Subsequent Offering Period as in the initial Offer, (iii) Purchaser accepts and promptly pays for all securities tendered during the Offer prior to its expiration, (iv) Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m. Eastern time on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period and (v) Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period. Purchaser will be able to include a Subsequent Offering Period, if it satisfies the conditions above, after February 29, 2000. In a public release, the Commission has expressed the view that the inclusion of a Subsequent Offering Period would constitute a material change to the terms of the Offer requiring Purchaser to disseminate new information to shareholders in a manner reasonably calculated to inform them of such change sufficiently in advance of the Expiration Date (generally five business days). In the event Purchaser elects to include a Subsequent Offering Period, it will notify shareholders of the Company consistent with the requirements of the Commission.

     PURCHASER DOES NOT CURRENTLY INTEND TO INCLUDE A SUBSEQUENT OFFERING PERIOD IN THE OFFER, ALTHOUGH IT RESERVES THE RIGHT TO DO SO IN ITS SOLE DISCRETION. PURSUANT TO RULE 14D-7 UNDER THE EXCHANGE ACT, NO WITHDRAWAL RIGHTS APPLY TO SHARES TENDERED DURING A SUBSEQUENT OFFERING PERIOD AND NO WITHDRAWAL RIGHTS APPLY DURING THE SUBSEQUENT OFFERING PERIOD WITH RESPECT TO SHARES TENDERED IN THE OFFER AND ACCEPTED FOR PAYMENT. THE SAME CONSIDERATION, THE SHARE PRICE, WILL BE PAID TO SHAREHOLDERS TENDERING SHARES IN THE OFFER OR IN A SUBSEQUENT OFFERING PERIOD, IF ONE IS INCLUDED.

     The Company has provided Purchaser with the Company's list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, Shares validly tendered and not properly withdrawn as soon as practicable after the Expiration Date. In addition, Purchaser expressly reserves the right, subject to applicable rules of the Commission, to delay acceptance for payment of, or payment for, Shares in order to comply, in whole or in part, with any applicable law. See Sections 1 and 15. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares or confirmation of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "BOOK-ENTRY TRANSFER FACILITY") pursuant to the procedures set forth in Section 3, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in Section 3 below) in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. See Section 3.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment Shares validly tendered and not properly withdrawn if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering shareholders for purposes of receiving payments from Purchaser and transmitting such payments to the tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The reservation by Purchaser of the right to delay the acceptance or purchase of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or to return Shares deposited by or on behalf of tendering shareholders promptly after the termination or withdrawal of the Offer.

     If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained with the Book-Entry Transfer Facility), as soon as practicable following expiration or termination of the Offer.

     IF, PRIOR TO THE EXPIRATION DATE, PURCHASER SHALL INCREASE THE CONSIDERATION OFFERED TO HOLDERS OF SHARES PURSUANT TO THE OFFER, SUCH INCREASED CONSIDERATION SHALL BE PAID TO ALL HOLDERS OF SHARES THAT ARE PURCHASED PURSUANT TO THE OFFER, WHETHER OR NOT SUCH SHARES WERE TENDERED PRIOR TO SUCH INCREASE IN CONSIDERATION.

     Purchaser reserves the right to transfer or assign in whole or in part, from time to time, to one or more direct or indirect subsidiaries of Parent the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer. Under the Merger Agreement, Parent and Purchaser may assign any of their respective rights and obligations to any of their direct or indirect subsidiaries provided that such assignment will not relieve Parent or Purchaser from their obligations under the Merger Agreement.

3. PROCEDURE FOR TENDERING SHARES

     Valid Tender. To tender Shares pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, certificates for the Shares to be tendered and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, (b) such Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary which confirmation must include an Agent's Message (as defined below) if the tendering shareholder has not delivered a Letter of Transmittal), prior to the Expiration Date, or (c) the tendering shareholder must comply with the guaranteed delivery procedures set forth below. The term "AGENT'S MESSAGE" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as defined below), which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

     Until the close of business on the Distribution Date (as described in Section 12), the Rights will be transferred with and only with the certificates for Common Stock and the surrender for transfer of any certificates for Common Stock will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make a book-entry transfer of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "BOOK-ENTRY CONFIRMATION." The Letter of Transmittal, and any other documents required therein, must be transmitted to and received by the Depositary at one of the addresses set forth on the back cover of this Offer to Purchase. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees and Stock Powers. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an "ELIGIBLE INSTITUTION"). Most commercial banks, savings and loans associations and brokerage houses are Eligible Institutions. Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this section, includes any participant in any of the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment or are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. A shareholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by following all of the procedures set forth below:

          (a) such tender is made by or through an Eligible Institution;

          (b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary (as provided below) prior to the Expiration Date; and

          (c) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which The New York Stock Exchange, Inc. (the "NYSE") is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. DELIVERY OF ALL SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT ALL SUCH DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Other Requirements. Notwithstanding any provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY PURCHASER ON THE PURCHASE PRICE OF THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     Tender Constitutes a Binding Agreement. The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment as Proxy. By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent's Message, in lieu of a Letter of Transmittal), the tendering shareholder irrevocably appoints designees of Purchaser as such shareholder's proxies, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after January 24, 2000. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, Purchaser deposits the payment for such Shares with the Depositary. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such shareholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Purchaser's designees will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the shareholders of the Company, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights to the extent permitted under applicable law with respect to such Shares.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Purchaser in its sole and absolute discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of any other shareholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and Instructions and any other related documents thereto) will be final and binding.

4. WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after April 1, 2000.

     For a withdrawal of shares to be effective, a written facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the recordholder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book Entry Transfer Facility to be credited with the withdrawn Shares. If certificates have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers shown on such certificates must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 at any time prior to the Expiration Date.

     If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept for payment Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under this Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as set forth in this Section 4.

     In the event Purchaser provides a Subsequent Offering Period following the Offer, no withdrawal rights will apply to Shares tendered during such Subsequent Offering Period or to Shares tendered in the Offer and accepted for payment.

5. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER

     The following is a summary of the material United States federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger to the Company's shareholders. This summary does not purport to be a description of all tax consequences that may be relevant to the Company's shareholders, and assumes an understanding of tax rules of general application. It does not address special rules which may apply to the Company's shareholders based on their tax status, individual circumstances or other factors unrelated to the Offer or the Merger. Shareholders are encouraged to consult their own tax advisors regarding the Offer and the Merger.

     The receipt of cash in exchange for Shares pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes, and may also be taxable under applicable state, local, foreign and other tax laws. For federal income tax purposes, a shareholder whose Shares are purchased pursuant to the Offer or who receives cash as a result of the Merger will realize gain or loss equal to the difference between the adjusted basis of the Shares sold or exchanged and the amount of cash received therefor. Such gain or loss will be capital gain or loss if the Shares are held as capital assets by the shareholder and will be long-term capital gain or loss if the shareholder's holding period in such Shares for federal income tax purposes is more than one year at the time of the sale or exchange. Long-term capital gain of a non-corporate shareholder is generally subject to a maximum tax rate of 20 percent. In addition, a shareholder's ability to use capital losses to offset ordinary income is limited.

     Backup Withholding. Under the federal income tax backup withholding rules, unless an exemption applies, Purchaser is required to, and will, withhold 31 percent of all payments to which a shareholder is entitled pursuant to the Offer, unless such shareholder provides a tax identification number and certifies under penalties of perjury that the number is correct. If a shareholder is an individual, the tax identification number is a social security number. If a shareholder is not an individual, the tax identification number is an employer identification number. Each shareholder should complete and sign the substitute Form W-9, which will be included with the Letter of Transmittal to be returned to the Depositary, in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the Depositary. Certain shareholders, including corporations and some foreign individuals, are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, however, he or she must submit a Certificate of Foreign Status on Form W-8BEN attesting to his or her exempt status. Any amounts withheld will be allowed as a credit against the holder's federal income tax liability for that year.

     The foregoing discussion is included for general information purposes and may not apply to shareholders who acquired their Shares pursuant to the exercise of employee stock options or other compensation arrangements with the Company, or who are not citizens or residents of the United States or who are otherwise subject to special tax treatment. The tax discussion above is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly retroactively. Each shareholder is urged to consult his, her or its own tax advisor with respect to the tax consequences of the Offer and the Merger, including the application and effect of state, local, foreign or other tax laws.

6. PRICE RANGE OF SHARES; DIVIDENDS

     The Shares of Common Stock are listed on the NYSE under the symbol "CPU." The following table sets forth, for the calendar quarters indicated, the high and low sales prices for the Common Stock on the NYSE:

CALENDAR YEAR                                                 HIGH    LOW
-------------                                                 ----    ---
1998:
First Quarter...............................................  $35 3/8 $24 1/4
Second Quarter..............................................  $22     $14 1/2
Third Quarter...............................................  $21 3/4 $11 1/4
Fourth Quarter..............................................  $17 1/16 $10 9/16
1999:
First Quarter...............................................  $14 15/16 $ 5 9/16
Second Quarter..............................................  $ 9 1/16 $ 5 13/16
Third Quarter...............................................  $ 8 1/16 $ 5 5/16
Fourth Quarter..............................................  $ 7     $ 5
2000:
First Quarter (through January 28, 2000)....................  $10     $ 4 7/8

     The Rights trade together with the Common Stock. On January 21, 2000, the last full trading day prior to the public announcement of the terms of the Offer and the Merger, the reported closing price per Share on the NYSE was $6 3/4 per Share. On January 31, 2000, the last full trading day prior to the commencement of the Offer, the reported closing price per Share of Common Stock on the NYSE was $9 5/8 per Share. The Company has not paid any dividends since January 1, 1998. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7. POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES; NYSE LISTING; MARGIN REGULATIONS AND EXCHANGE ACT REGISTRATION

     Possible Effects of the Offer on the Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

     NYSE Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the NYSE. According to its published guidelines, the NYSE would give consideration to delisting the Shares if, among other things, the number of publicly held Shares falls below 600,000, the number of holders of round lots of Shares falls below 400 (or below 1,200 if the average monthly trading volume is below 100,000 for the last twelve months) or the aggregate market value of such publicly held Shares falls below $8,000,000. Shares held by officers or directors of the Company or their immediate families, or by any beneficial owner of more than 10 percent or more of the Shares, ordinarily will not be considered as being publicly held for this purpose.

     In the event the Shares are no longer eligible for listing on the NYSE, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such shares at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

     Margin Regulation. The Shares are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "FEDERAL RESERVE BOARD"), which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations in which event the Shares would be ineligible as collateral for margin loans made by brokers.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated by the Company upon application to the Commission if the outstanding Shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of Shares. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with shareholders' meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to shareholders, no longer applicable with respect to the Shares. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for NYSE reporting or for continued inclusion on the Federal Reserve Board's list of "margin securities." Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met.

8. CERTAIN INFORMATION CONCERNING THE COMPANY

     The Company is one of the leading retailers and resellers of personal computers and related products and services, principally through its Computer Superstores (SM) located throughout the United States. In addition to the retail sales of its stores, the Company's operations also include direct sales to corporate, government and education customers. In addition, the Company currently conducts a retail Internet sales operation through its wholly-owned subsidiary, cozone.com inc., and sells build-to-order desktop and notebook personal computers and servers through its wholly-owned subsidiary, CompUSA PC Inc. The Company also provides training and technical services to its retail and corporate, government, and education customers. The Company's principal executive offices are located at 14951 North Dallas Parkway, Dallas, TX 75240 and the Company's telephone is (972) 984-4000.

     Set forth below is certain summary consolidated financial information for the Company's last three fiscal years, as contained in the Company's Annual Report on Form 10-K/A for the fiscal year ended June 26, 1999, and for the thirteen weeks ended September 26, 1998 and September 25, 1999, as contained in the Company's Quarterly Report on Form 10-Q for the quarter ended September 25, 1999 as well as certain unaudited financial highlights of operating results for the thirteen and twenty-six weeks ended December 25, 1999 and December 26, 1998, which have been furnished by the Company for inclusion in this Offer to Purchase. More comprehensive financial information is included in such reports (including management's discussion and analysis of financial condition and results of operation) and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the Commission in the manner set forth below.

                                  COMPUSA INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
       (IN THOUSANDS, EXCEPT PER SHARE DATA AND SELECTED OPERATING DATA)

                                                FISCAL YEAR ENDED(1)              THIRTEEN WEEKS ENDED
                                       ---------------------------------------   -----------------------
                                                                                       (UNAUDITED)
                                         JUNE, 26,      JUNE 27,     JUNE 28,    SEPT. 25,    SEPT. 26,
                                       1999(2)(3)(4)    1998(2)      1997(2)      1999(2)      1998(2)
                                       -------------   ----------   ----------   ----------   ----------
STATEMENT OF OPERATIONS DATA:
Net sales............................   $6,248,518     $5,219,196   $4,552,046   $1,347,246   $1,375,439
Cost of sales and occupancy costs....    5,459,471      4,491,446    3,910,862    1,143,850    1,182,823
                                        ----------     ----------   ----------   ----------   ----------
Gross profit.........................      789,047        727,750      641,184      203,396      192,616
Operating expenses...................      659,444        504,374      398,797      171,858      145,664
Pre-opening expenses.................        4,461          8,704        6,220        1,679        1,366
General and administrative
  expenses...........................      170,048        116,399       92,183       46,749       32,637
Restructuring charge(4)..............       20,938             --           --       (2,176)          --
Non-recurring amortization
  charge(5)..........................           --         55,885           --           --           --
                                        ----------     ----------   ----------   ----------   ----------
Operating income (loss)..............      (65,844)        42,388      143,984      (14,714)      12,949
Interest expense.....................       25,906         12,331       12,229        6,752        4,383
Other income, net....................       (6,926)        (6,463)      (7,900)        (814)      (1,540)
                                        ----------     ----------   ----------   ----------   ----------
Income (loss) before income taxes....      (84,824)        36,520      139,655      (20,652)      10,106
Income tax expense (benefit).........      (31,810)        14,058       53,768       (7,744)       3,874
                                        ----------     ----------   ----------   ----------   ----------
Net income (loss)....................   $  (53,014)    $   22,462   $   85,887   $  (12,908)  $    6,232
Net income (loss) per common share
  Basic..............................   $    (0.58)    $     0.25   $     0.95   $    (0.14)  $     0.07
  Diluted............................   $    (0.58)    $     0.24   $     0.91   $    (0.14)  $     0.07
Weighted average common shares.......       91,490         91,369       90,835       92,700       91,243
Weighted average common shares
  assuming dilution..................       91,490         94,616       94,589       92,700       93,041
SELECTED OPERATING DATA:
Computer Superstores open at end of
  period.............................          211            162          129          213          203
Average net sales per gross square
  foot(6)............................   $    1,126     $    1,273   $    1,346   $      235   $      278
Total gross square footage at end of
  period.............................    5,598,000      4,467,400    3,507,800    5,664,700    5,314,200
Percentage increase (decrease) in
  comparable store sales(7)..........         (3.3)%          1.7%         5.3%        (0.0)%       (1.6)%
BALANCE SHEET DATA:
Cash and cash equivalents............   $  173,350     $  151,779   $  209,929   $  128,322   $  151,129
Working capital......................      142,111        282,355      361,923      149,808      322,709
Property and equipment, net..........      227,113        210,528      170,801      253,367      229,279
Total assets.........................    1,481,715      1,172,016    1,130,411    1,399,547    1,613,240
Long-term debt, excluding current
  portion............................      136,169        111,872      112,458      186,066      247,729
Stockholders' equity.................      350,476        396,261      418,671      337,571      402,877

---------------
(1) The Company's fiscal year is a 52/53 week year ending on the last Saturday of each June. The Company's fiscal years ended June 26, 1999, June 27, 1998 and June 28, 1997, each of which contained fifty-two weeks.

(2) The Company changed its accounting policy with respect to the recognition of revenues and related direct selling expenses from the sale of certain extended service plans effective as of the beginning of fiscal 2000. As a result of the change in accounting policy, the Company has restated its financial statements for the three fiscal years in the period ended June 26, 1999 and for the thirteen weeks ended September 26, 1998 as presented herein. See Note 2 of Notes to Consolidated Financial Statements as contained in the Company's Annual Report on Form 10-K/A for the fiscal year ended June 26, 1999.

(3) On August 31, 1998, the Company acquired Computer City, Inc. from Tandy Corporation. Following the acquisition, the Company operated 37 former Computer City stores as CompUSA Computer Superstores and two former Computer City "small market" stores in fiscal 1999. Of the 37 former Computer City stores operated as CompUSA Computer Superstores, the Company closed four of such stores in July 1999. The acquisition of Computer City has been accounted for under the purchase accounting method. See Note 5 of Notes to Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K/A for the fiscal year ended June 26, 1999.

(4) For a discussion of the Company's fiscal 1999 non-recurring and restructuring charges, see Note 3 of Notes to Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K/ A for the fiscal year ended June 26, 1999.

(5) For a discussion of the Company's fiscal 1998 non-recurring amortization charge, see Note 4 of Notes to Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K/A for the fiscal year ended June 26, 1999.

(6) Calculated using net sales divided by gross square footage of Computer Superstores open at the end of the period, weighted by the number of months open during the period. For purposes of calculating average net sales per gross square foot, net sales are comprised of net sales generated from the Company's Computer Superstores as well as the net sales of the Company's national accounts group to corporate, government, and education customers, but exclude sales of CompUSA Net.com.

(7) Comparable store sales are net sales for the Computer Superstores open the same months in both the indicated and previous periods, including stores that were relocated or expanded during either period. For purposes of calculating the change in comparable store sales, net sales are comprised of net sales generated from the Company's Computer Superstores as well as the net sales of the Company's national accounts group to corporate, government, and education customers, but exclude sales of CompUSA Net.com. The sales of the 37 former Computer City stores are not included in the calculation of the change in comparable store sales for fiscal 1999. The comparable store sales increase for fiscal 1997 was calculated by comparing net sales for the fifty-two weeks ended June 28, 1997 with net sales for the fifty-two weeks ended June 29, 1996.

                                  COMPUSA INC.

                        FINANCIAL HIGHLIGHTS (UNAUDITED)

                                          FOR THE THIRTEEN WEEKS ENDED    FOR THE TWENTY-SIX WEEKS ENDED
                                          ----------------------------    ------------------------------
                                          DECEMBER 25,    DECEMBER 26,    DECEMBER 25,     DECEMBER 26,
                                              1999            1998            1999             1998
                                          ------------    ------------    -------------    -------------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales...............................   $1,383,738      $1,753,776      $2,730,984       $3,129,215
Net income (loss).......................       (2,038)         12,869         (14,946)          19,101
Net income (loss) per share:
  Basic.................................        (0.02)           0.14           (0.16)            0.21
  Diluted...............................        (0.02)           0.14           (0.16)            0.21

     Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the Commission and other public sources and is qualified in its entirety by reference thereto. Although Parent has no knowledge that would indicate that any statements contained herein taken from or based on such documents and records are untrue, Parent cannot take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent.

     The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference room at the Commission's office 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C., and also should be available for inspection and copying at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies may be obtained by mail, upon payment of the Commission's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549. Further information on the operation of the Commission's Public Reference Room in Washington, D.C. can be obtained by calling the Commission at 1-800-Commission-0330. The Commission also maintains an Internet worldwide web site that contains reports, proxy statements and other information about issuers, such as the Company, who file electronically with the Commission. The address of that site is http://www.sec.gov.

9. CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT

     Purchaser is a Delaware corporation and, to date, has engaged in no activities other than those incident to its formation and the Offer and the Merger. Purchaser is currently an indirect wholly-owned subsidiary of Parent. The principal executive offices of Purchaser are located at 1000 Louisiana Street, Suite 565, Houston, Texas 77002 and Purchaser's telephone number is 713-951-9700.

     Parent is a corporation (sociedad anonima de capital variable) organized under the laws of the United Mexican States. It is a holding company with one of the leading retail brand portfolios in Mexico and an expanding presence in e-commerce. Parent owns and operates 305 stores in major cities across Mexico, including Sanborns, Sanborns Cafe, Sears Roebuck de Mexico, Pasteleria el Globo, Mix-up and Discolandia. Parent also produces food and manufactures household/personal care items sold throughout Mexico and has over 30,000 employees. Parent's e-commerce initiatives include a shopping portal for Sanborns products. The principal executive offices of Parent are located at Avenida San Fernando 649, Colonia Pena Pobre Tlalpan, Mexico, D.F, 14060 and Parent's telephone number is 011-525-325-9186.

     Carso, a corporation organized under the laws of the United Mexican States, owns approximately 79 percent of the outstanding voting equity securities of Parent, and may be deemed to control Parent. The remainder of Parent's equity securities are publicly held and listed on the Mexican Stock Exchange. Carso is a holding company with interests in the tobacco, mining, metallurgical and paper industries, in the operation of restaurants and department stores (through Parent) and in the production of copper, copper alloys, copper cable and aluminum wires. The principal executive offices of Carso are located at Insurgentes Sur 1500, Colonia Pena Pobre Tlalpan, Mexico, D.F., 14060 and Carso's telephone number is 011-525-726-3675. Mr. Carlos Slim Helu, Mr. Carlos Slim Domit, Mr. Marco Antonio Slim Domit, Mr. Patrick Slim Domit, Ms. Maria Soumaya Slim Domit, Ms. Vanessa Paola Slim Domit and Ms. Johanna Monique Slim Domit (collectively, the "SLIM FAMILY"), through a Mexican corporation and a Mexican trust, beneficially own approximately 61 percent of the outstanding voting equity securities of Carso and may be deemed to control Carso and thus to be ultimately in control of Parent and Purchaser.

     Except for 13,750,000 Shares owned by Parent and which may be deemed to be beneficially owned by Carso and the Slim Family, none of Parent or Purchaser nor, to the best of Parent's and Purchaser's knowledge, any of Carso, the Slim Family or the persons listed in Schedule A hereto (except as indicated in such Schedule) or any associate or majority-owned subsidiary of Parent or Purchaser, beneficially owns or has a right to acquire any securities of the Company or has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint venture, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, or has affected any transaction in the securities of the Company during the past 60 days.

     Except as set forth in this Offer to Purchase, since January 1, 1998, neither Parent or Purchaser nor, to the best of Parent's and Purchaser's knowledge, any of Carso, the Slim Family or the persons listed on Schedule A hereto, has had any business transactions with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since January 1, 1998, there have been no material contacts, negotiations or transactions between Parent, Purchaser or any of their affiliates or, to the best of Parent's and Purchaser's knowledge, any of Carso, the Slim Family or the persons listed in Schedule A to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition; a tender offer for or other acquisition of securities of any class of the Company's securities, an election of directors of the Company; or a sale or other transfer of a material amount of assets of the Company.

10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY

     Beginning in mid-August 1999, Parent began purchasing shares of Common Stock in open market transactions on the NYSE. On September 10, 1999, Parent and its affiliates reported publicly their ownership of approximately 14.8 percent of the then-outstanding Shares.

     On September 13, 1999, Mr. James F. Halpin, President and Chief Executive Officer of the Company, contacted representatives of Parent and discussed in general terms Parent's investment in the Company. During this discussion, Mr. Halpin proposed that the parties meet the following day in Mexico City.

     On September 14, 1999, Mr. Halpin and other representatives of the Company met with Mr. Carlos Slim Domit, Chief Executive Officer of Parent, and other representatives of Parent in Mexico City and continued their discussions of Parent's investment in the Company. The parties also discussed the possibility of establishing various commercial arrangements between the Company and Parent and its affiliates, including joint ventures. During this visit, representatives of the Company toured several of Parent's retail stores in Mexico City.

     During the week of September 20, 1999, representatives of Parent visited the Company's headquarters in Dallas, Texas and toured several of the Company's stores. During this week, representatives of Parent indicated to representatives of the Company that Parent would be interested in increasing its investment in the Company. In light of provisions under Delaware law restricting certain transactions between Delaware corporations and persons holding 15 percent or more of their outstanding voting stock, representatives of Parent requested that the Company consider taking the necessary corporate action to make these restrictions inapplicable to an increased Parent investment, provided that Parent and its affiliates agreed to limit their investment to less than 20 percent of the outstanding Shares. Mr. Halpin advised Parent that the Company would consider taking such action only if Parent entered into a confidentiality and "standstill" agreement with the Company. The representatives of Parent indicated that they would consider the possibility of entering into such an agreement, and requested that the Company prepare a draft agreement.

     On October 1, 1999, the Company furnished Parent with a draft confidentiality and "standstill" agreement and, on October 22, 1999, Parent informed the Company that Parent was not interested in entering into the agreement on the terms proposed by the Company.

     On October 5-6, representatives of the Company met with representatives of Parent in Mexico City to discuss the voting of the Shares owned by Parent at the upcoming annual shareholder meeting of the Company.

     On November 5, 1999, Mr. Halpin met with representatives of Parent in Mexico City. During this meeting the parties discussed the possibility of establishing various commercial arrangements between the Company and Parent and its affiliates, and representatives of Parent indicated in general terms that Parent continued to be interested in exploring the possibility of increasing its investment in the Company.

     During the week of November 29, 1999, in a telephone call, representatives of Parent advised representatives of the Company that Parent would be interested in exploring the possibility of making a proposal to acquire the Company at a valuation of approximately $7.00 to $7.50 per Share, although no specific proposal was made. Mr. Halpin responded that the Company would consider a proposal at such a valuation to be inadequate.

     On December 3, 1999, in a telephone call and on December 8-9, 1999 at meetings in Mexico City, representatives of Parent indicated that Parent would consider increasing its valuation to approximately $8.00 per Share for the Company, although again no specific proposal was made. Mr. Halpin indicated that such a valuation would still be considered inadequate by the Company.

     On December 16, 1999, a representative of Parent met again with Mr. Halpin and other representatives of the Company in Dallas, Texas to continue their discussions. At this meeting, the parties concluded that they had differing views with respect to the valuation of the Company and agreed to defer further discussions.

     During the week of January 3, 2000, representatives of Parent and the Company reopened discussions regarding possible commercial arrangements between the Company and an affiliate of Parent.

     During the week of January 10, 2000, representatives of Parent suggested to Mr. Halpin that they might consider making an acquisition proposal at a valuation of up to $9.00 per Share. Mr. Halpin informed Parent that he would discuss the matter with the Company's Board of Directors.

     On January 18, 2000, Credit Suisse First Boston informed representatives of Parent that the Company would not be receptive to a proposal involving a valuation of $9.00 per Share. On January 19, 2000, Credit Suisse First Boston discussed various prices and transaction terms with representatives of Parent. During these discussions representatives of Parent advised Credit Suisse First Boston that Parent would consider making a proposal to acquire the Company at a valuation of approximately $9.50 per Share and, after continued discussions, Parent incrementally increased such valuations to $10.10 per Share. Credit Suisse First Boston indicated that it would discuss such proposal with the Company's Board of Directors. On January 21, 2000, Parent submitted to the Company a proposed merger agreement and the parties and their legal advisors met in New York to continue to negotiate the terms of the proposed acquisition. On January 22-23, 2000, the parties concluded negotiating the terms of the Merger Agreement and related documents.

     At a meeting held on January 23, 2000, the Company's Board of Directors unanimously approved the Merger Agreement, the Offer and the Merger, determined that the Offer and the Merger are advisable and fair to, and in the best interest of, the holders of Shares (other than Parent and its affiliates) and unanimously resolved to recommend that shareholders accept the Offer and tender their Shares pursuant to the Offer. The Company, Parent and Purchaser executed the Merger Agreement on January 23, 2000.

     On January 24, 2000, prior to the opening of trading on the NYSE, Parent and the Company issued a joint press release announcing the execution of the Merger Agreement. On February 1, 2000, Purchaser commenced the Offer.

11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; THE MERGER AGREEMENT AND EXECUTIVE EMPLOYMENT AGREEMENTS

     Purpose. The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all outstanding Shares. The purpose of the Merger is to acquire all of the capital stock of the Company not purchased pursuant to the Offer or otherwise. If Purchaser owns two-thirds of the issued and outstanding Shares following the consummation of the Offer, it will have the ability under the DGCL to approve the Merger without the approval of the holders of any other Shares, although a shareholder vote may be necessary. If, however, after consummation of the Offer, Purchaser owns at least 90 percent of the Shares then outstanding, Purchaser will be able to cause the Merger to occur without a vote of the Company's shareholders.

     Plans for the Company. In connection with the Offer, Parent and Purchaser have reviewed, and will continue to review, various possible business strategies that they might consider in the event that Purchaser acquires control of the Company, whether pursuant to the Offer, the Merger or otherwise. Such strategies could include, among other things, changes in the Company's business, corporate structure, capitalization or management.

     The Merger Agreement. The following is a summary of certain provisions of the Merger Agreement and the amendments to certain Executive Employment Agreements dated January 23, 2000, between the Company and certain of its executives officers (the "EXECUTIVE EMPLOYMENT AGREEMENTS") entered into in connection with the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement and the Executive Employment Agreements which are incorporated herein by reference and copies or forms of which have been filed with the Commission as exhibits to the Tender Offer Statement on Schedule TO to which this Offer to Purchase is an exhibit (the "SCHEDULE TO"). The Merger Agreement and the Executive Employment Agreements may be examined and copies may be obtained in the manner set forth in Section 8. Defined terms used herein and not defined herein have the meanings assigned to those terms in the Merger Agreement.

     The Offer. The Merger Agreement provides that Purchaser will commence the Offer and that, upon the terms and subject to prior satisfaction or waiver of the conditions set forth in the Offer as described in Section 14 (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment, and pay for, all Shares validly tendered pursuant to the Offer and not withdrawn on or prior to the Expiration Date.

     Directors. Pursuant to the Merger Agreement, after Purchaser has purchased Shares pursuant to the Offer, and from time to time thereafter, Purchaser has the right to have persons designated by it become directors of the Company so that the total number of such persons equals the number, rounded up to the next whole number, which is the product of the total number of directors on the Board of Directors of the Company and the percentage that the number of Shares purchased bears to the total number of Shares then outstanding, provided that the Board of Directors of the Company must include at least two Continuing Directors (as defined below). The Merger Agreement provides that the Company will promptly take all actions necessary to cause such Purchaser designees to be so elected, including, upon request by Purchaser, increasing the size of the Board of Directors of the Company or, if necessary, using its best efforts to seek the resignations of one or more existing directors (except that there must be no fewer than two Continuing Directors (as defined below) until the time the Merger becomes effective (the "EFFECTIVE TIME")). Following the election or appointment of Purchaser designees and prior to the Effective Time if any of the directors of the Company then in office is a director of the Company on the date of the Merger Agreement (the "CONTINUING DIRECTOR"), any amendment or termination of the Merger Agreement which requires action by the Company, any extension of time for the performance of any of the obligations or other acts of Parent or Purchaser under the Merger Agreement and any exercise or waiver of any of the provisions of the Merger Agreement providing rights or remedies to the Company, will require the affirmative vote of a majority of the Continuing Directors.

     The Merger. The Merger Agreement provides that, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company and the

Company will be the surviving corporation, unless Parent elects, in its sole discretion, to cause the Company to merge into Purchaser with Purchaser continuing as the surviving corporation. On the effective date of the Merger, each outstanding Share (other than Shares owned by Parent, Purchaser or any subsidiary or affiliate of Parent, Purchaser or the Company, or held in the treasury of the Company, or held by shareholders who properly exercise dissenters' rights under the DGCL, if any) will by virtue of the Merger and without action by the holder thereof be cancelled and converted into the right to receive an amount in cash equal to the Merger Consideration.

     The Company has agreed pursuant to the Merger Agreement that, if required by applicable law in order to consummate the Merger, it will (i) convene and hold a special meeting of its shareholders as soon as practicable following the consummation of the Offer for the purpose of approving and adopting the agreement of merger (within the meaning of Section 251 of the DGCL) contained in the Merger Agreement; (ii) prepare and file with the Commission a preliminary proxy statement relating to the Merger Agreement, and (A) obtain and furnish the information required to be included by the Commission in the Proxy Statement (as defined herein) and, after consultation with Parent, respond as soon as practicable to any comments made by the Commission with respect to the preliminary proxy statement and to cause a definitive proxy statement (the "PROXY STATEMENT") to be mailed to its shareholders and (B) use its best efforts to obtain the necessary approval of the Merger by its shareholders; and (iii) include in the Proxy Statement the recommendation of the Company Board of Directors that shareholders of the Company vote in favor of the adoption of the agreement of merger set forth in the Merger Agreement. Each of Parent and Purchaser has agreed in the Merger Agreement that, at the Special Meeting, it will vote all of the Shares acquired by it pursuant to the Offer or otherwise owned or acquired by Parent or Purchaser or any of their affiliates in favor of the approval of the Merger.

     The Merger Agreement further provides that, notwithstanding the foregoing, if Purchaser or any other direct or indirect Subsidiary of Parent holds at least 90 percent of the outstanding shares of each class of capital stock of the Company, they will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the consummation of the Offer without a meeting of the stockholders of the Company, in accordance with Section 253 of the DGCL.

     Charter, Bylaws, Directors and Officers. The Certificate of Incorporation and By-Laws of Purchaser in effect immediately prior to the Effective Time will be the Certificate of Incorporation and By-Laws of the surviving corporation until amended, subject to the provisions of the Merger Agreement which provide that all rights to indemnification now existing in favor of directors and officers of the Company and its Subsidiaries as provided in their respective charters or by-laws shall survive the Merger and continue in full force and effect for a period of not less than the statute of limitations applicable to such matters.

     The directors of Purchaser immediately prior to the Effective Time will be the initial directors of the surviving corporation, and the officers of the Company immediately prior to the Effective Time will be the initial officers of the surviving corporation.

     Conversion of Shares. Each Share issued and outstanding immediately prior to the Effective Time (other than (i) any Shares held by Parent, Purchaser, any Subsidiary or affiliate of Parent, Purchaser or the Company or held in the treasury of the Company, all of which will be cancelled without any consideration being exchanged therefor and (ii) dissenting shares) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted at the Effective Time into the right to receive in cash an amount per Share (subject to any applicable withholding tax) equal to the Merger Consideration, without interest, upon surrender of the certificate representing such Share. At the Effective Time, each Existing Stock Option (as defined below) will be converted into the right to receive the Option Consideration (as defined below). At the Effective Time, each share of common stock of Purchaser, no par value, issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one share of common stock of the surviving corporation.

     The Merger Agreement provides that each option or right to acquire Shares (the "EXISTING STOCK OPTIONS") granted under any stock option, or similar plan of the Company or under any agreement to which the Company or any Subsidiary is a party (the "STOCK OPTION PLANS") which is outstanding on the date that the amendment to the Schedule TO reporting the initial acceptance by Purchaser of the Shares tendered in the Offer is filed with the Commission (the "ACCEPTANCE DATE"), whether or not then exercisable or vested, will by virtue of the Merger and without any action on the part of the Company or the holder thereof, be converted into and will become a right to receive an amount in cash, without interest, with respect to each Share subject thereto equal to the excess, if any, of the Merger Consideration over the per share exercise or purchase price of such Existing Stock Option. On the Acceptance Date, each holder of an Existing Stock Option will be entitled to receive, on the Acceptance Date, in full satisfaction of such Existing Stock Option, an amount in cash without interest in respect thereof equal to the product of (i) the excess, if any, of the Merger Consideration over the per share exercise or purchase price of such Existing Stock Option and (ii) the number of Shares subject to such Existing Stock Option (such amount being hereinafter referred to as the "OPTION CONSIDERATION"), and each Existing Stock Option will be canceled on the Acceptance Date. This payment will be reduced by any income or employment tax withholding required under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts will be treated for all purposes of the Merger Agreement as having been paid to the holder of such Existing Stock Option. The Stock Option Plans will terminate as of the Acceptance Date. All administrative and other rights and authorities granted under any Stock Option Plan to the Company, the Board of Directors of the Company or any Committee or designee thereof, will, following the Acceptance Date, reside with the surviving corporation.

     Each incentive award or other right relating to, or the value of which is based on the value of, Shares (an "EQUITY AWARD") that was granted under any employee incentive or similar plan of the Company or under any agreement to which the Company or any Subsidiary is a party (an "EQUITY PLAN"), and that is outstanding on the Acceptance Date, whether or not then vested, will by virtue of the Merger and without any action on the part of the Company or the holder thereof, be converted into and will become a right to receive an amount in cash, without interest, determined pursuant to the terms thereof based on the value of a Share being equal to the Merger Consideration. Each holder of an Equity Award will be entitled to receive on the Acceptance Date, in full satisfaction of such Equity Award, an amount in cash without interest determined pursuant to the terms thereof (for example, taking into account any exercise price or equivalent thereof) based on the value of a Share being equal to the Merger Consideration. Such payment will be reduced by any income or employment tax withholding required under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts will be treated for all purposes of the Merger Agreement as having been paid to the holder of such Equity Award. The Equity Plans will terminate as of the Acceptance Date and any and all rights under any provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary thereof will be canceled as of the Acceptance Date. All administrative and other rights and authorities granted under any Equity Plan to the Company, the Board of Directors of the Company or any Committee or designee thereof, will, following the Effective Time, reside with the surviving corporation.

     Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser with respect to, among other matters, its organization and qualification, capitalization, authority, consents and approvals, public filings, financial statements, absence of any material adverse effect on the Company, information to be included in the Offer Documents and the Proxy Statement, brokers, employee benefit matters, litigation, tax matters, compliance with law, environmental matters, intellectual property, real property, Y2K, material contracts, related party transactions, inapplicability of state takeover statutes, the Rights Agreement (as defined herein) and the vote required by the Company shareholders to approve the Merger. Each of Parent and Purchaser has made customary representations and warranties to the Company with respect to, among other matters, its organization, qualifications, authority, information to be included in the Offer Documents and the Proxy Statement, consents and approvals, operations of Purchaser, the vote required by Parent's shareholders, brokers, financial wherewithal and ownership of Company Shares. Parent also represented that the affirmative vote of the holders of not less than a majority of the outstanding shares of Parent which are present and voting at a meeting of Parent's shareholders, is required to approve the consummation of the Offer and the Merger by Parent and that such approval shall be obtained prior to the initial expiration of the Offer. Carso, the holder of approximately 80 percent of the voting capital stock of Parent, has agreed to cause a meeting of Parent's shareholders to be convened prior to the initial Expiration Date and to vote all its shares of Parent at such meeting in favor of the approval of the Offer and the Merger.

     Covenants. The Merger Agreement obligates the Company and its Subsidiaries, from the date of the Merger Agreement until the earlier of the Effective Time and the date on which the majority of the Company's directors are designees of Parent or Purchaser or until the earlier termination of the Merger Agreement, to conduct their operations only in the ordinary and usual course of business and consistent with past practice and obligates the Company and its Subsidiaries to use all reasonable efforts to preserve substantially intact their business organizations, to keep available the services of their present officers and employees and to preserve the present relationships with those persons and entities having significant business relationships with the Company and its Subsidiaries, except such as would not have any change in or effect on the business of the Company that is or would be reasonably expected to be materially adverse to any of the condition (financial or otherwise), business, properties, assets, liabilities or results of operations of the Company and its Subsidiaries taken as a whole, except as disclosed to Parent and Purchaser in the disclosure letter to the Merger Agreement (a "MATERIAL ADVERSE EFFECT"). The Company is obligated to promptly advise Parent and Purchaser in writing of any material change in its or any of its Subsidiaries' condition (financial or otherwise), properties, customer or supplier relationships, assets, liabilities or results of operations. The Merger Agreement also contains specific restrictive covenants as to certain activities of the Company prior to the date on which the majority of the Company's directors are designees of Parent or Purchaser, which provide that the Company will not (and will not permit any of its Subsidiaries to) take certain actions without the prior written consent of Parent, including, among other things and subject to certain exceptions, issuing or selling its securities, redeeming or repurchasing securities, changing its capital structure, making material acquisitions or dispositions, entering into or amending material contracts, incurring indebtedness, settling litigation or claims, increasing compensation or adopting new benefit plans, taking any action that may result in the Offer conditions not being satisfied and permitting certain other material events or transactions.

     No Solicitation. In the Merger Agreement, the Company has agreed not to, and to cause its Subsidiaries and its and their respective officers, directors, employees, representatives, agents or affiliates thereof not to, directly or indirectly, encourage, solicit, initiate or participate in any way in any discussions or negotiations with, or provide any information to, or afford any access to the properties, books or records of the Company or any of its Subsidiaries to, or otherwise take any other action to assist or facilitate, any person or group concerning any offer or proposal, or any indication of interest in making an offer or proposal, which is structured to permit such person or group to acquire beneficial ownership of 25 percent of the consolidated assets of, or at least 25 percent of the equity interest in, the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Offer and the Merger ("ACQUISITION PROPOSAL").

     Notwithstanding the foregoing and subject to the Company notifying Parent and Purchaser to that effect and to the prior execution by such Person or group of a confidentiality agreement substantially identical to the confidentiality provisions contained in the confidentiality agreement dated January 23, 2000 between the Company and Purchaser, the Company may furnish information to or enter into discussions or negotiations with any Person or entity that has made an unsolicited written bona fide Acquisition Proposal in respect of which the Board of Directors of the Company has reasonably determined in good faith, after receiving the advice of its outside counsel and independent financial advisors
(A) that the Person or entity making such inquiry ("POTENTIAL ACQUIROR") has the financial wherewithal to consummate such Acquisition Proposal, (B) that such Acquisition Proposal would, if consummated, result in a transaction that is more favorable to the Company's shareholders (other than Parent and its affiliates) than the Offer and the Merger from a financial point of view and (C) that such Acquisition Proposal is reasonably likely to be consummated (a "SUPERIOR PROPOSAL"), if, and only to the extent that the Board of Directors of the Company, after consultation with outside legal counsel to the Company, determines in good faith that failure to do so would be inconsistent with the fiduciary duty of the Board of Directors of the Company to the shareholders of the Company under applicable law.

     The Merger Agreement also requires the Company to promptly (and in any event within one business day) notify Parent and Purchaser, orally and in writing, if any such information is requested or any such negotiations or discussions are sought to be initiated and to promptly communicate to Parent and Purchaser the identity of the Potential Acquiror and any other material terms of such request, inquiry or Acquisition Proposal. If the Company (or any of its Subsidiaries or its or their respective officers, directors, employees, representatives, agents or affiliates) participates in discussions or negotiations with, or provides information to, a Potential Acquiror, the Company is obligated to keep Parent advised on a current basis of any developments with respect thereto.

     The Merger Agreement provides that unless and until the Merger Agreement has been terminated, the Company shall not approve or recommend or propose publicly to approve or recommend any Acquisition Proposal, release any third party from any confidentiality or standstill agreement to which the Company is a party or fail to enforce to the fullest extent possible any such agreement in order to facilitate any Acquisition Proposal, redeem the Rights or amend, or take any other action with respect to, the Rights Agreement to facilitate any Acquisition Proposal or enter into any letter of intent, agreement in principle, acquisition agreement or other agreement to effect any Acquisition Proposal.

     Indemnification; Directors' and Officers' Insurance. In the Merger Agreement, Parent and Purchaser have agreed that all rights to indemnification existing in favor of the present or former directors, officers and employees of the Company or any of its Subsidiaries as provided in the Company's Certificate of Incorporation or Bylaws, or the articles of organization, bylaws or similar documents of any of the Company's Subsidiaries as in effect at the date of the Merger Agreement with respect to matters occurring prior to the Effective Time will survive the Merger and continue in full force and effect for a period of not less than the statutes of limitations applicable to such matters. Parent agrees to cause the surviving corporation to comply fully with these obligations and may not amend, repeal or otherwise modify the Certificate of Incorporation and By-Laws of the surviving corporation for six years after the Effective Time in any manner that would adversely affect the rights of individuals who as of the date of the Merger Agreement were directors, officers, employees, fiduciaries, agents of the Company or otherwise entitled to indemnification under the Certificate of Incorporation, By-Laws or indemnification agreements (the "INDEMNIFIED PARTIES"). In addition, the Certificate of Incorporation of the surviving corporation will include provisions providing for advancement of expenses to such Indemnified Parties in accordance with the Company's Certificate of Incorporation and in accordance with Section 145 of Delaware Law.

     Parent, Purchaser and the Company agree that the Company will, to the fullest extent permitted under Delaware Law and regardless of whether the Merger becomes effective, indemnify, defend and hold harmless, and after the Effective Time, Purchaser will cause the surviving corporation, to the fullest extent permitted under Delaware Law, to indemnify, defend and hold harmless, each Indemnified Party against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, including without limitation liabilities arising out of the transactions contemplated in the Merger Agreement, to the extent that they were based on the fact that such Indemnified Party is or was a director, officer or employee of the Company and arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Company or the surviving corporation, as applicable, will pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel must be reasonably satisfactory to the Company or the surviving corporation, promptly as statements therefor are received and (ii) the Company and the surviving corporation will cooperate in the defense of any such matter. However, neither the Company nor the surviving corporation will (i) be liable for any settlement effected without its written consent (which consent may not be unreasonably withheld) and (ii) be obliged under these subparagraphs to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action.

     The Merger Agreement further provides that the surviving corporation will cause to be maintained in effect for a period of six years after the Effective Time, in respect of acts or omissions occurring prior to the

Effective Time (but only in respect thereof), policies of directors' and officers' liability insurance covering the persons covered by the Company's existing directors' and officers' liability insurance policies (at the date of the Merger Agreement) and providing substantially similar coverage to such existing policies. However, the surviving corporation will not be required in order to maintain such directors' and officers' liability insurance policies to pay an annual premium in excess of 200 percent of the aggregate annual amounts paid by the Company at the date of the Merger Agreement to maintain the existing policies; and provided further that, if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of 200 percent of such amount, the surviving corporation will only be required to obtain as much coverage as can be obtained by paying an annual premium equal to 200 percent of such amount.

     The indemnification and directors' and officers' insurance covenants described above will survive the consummation of the Merger and are intended to benefit, and will be enforceable by, any Person or entity entitled to be indemnified hereunder (whether or not parties to the Merger Agreement).

     Employee Benefit Arrangements. The Merger Agreement provides that except as set forth below, the Company will, and will cause its Subsidiaries to, and from and after the Effective Time, Parent will, and will cause the surviving corporation to, honor, in accordance with their terms, all existing employment and severance agreements between the Company or any of its Subsidiaries and any officer, director or employee of the Company or any of its Subsidiaries to the extent disclosed in the disclosure letter to the Merger Agreement, including the right of the Company to make any payment to any officer, director or employee on a date that is prior to the Effective Time pursuant to the terms of any such employment or severance agreements, as are or may be amended in accordance with the form of amendment attached as Annex A to the Merger Agreement. For example, at any time prior to the Effective Time, the Company will honor the rights of any officer, director or employee who, in anticipation of a change in control, terminates his employment in an "AGREEMENT TERMINATION" as such term is defined in the applicable employment and severance agreements disclosed to Parent and Purchaser as they are or may be amended in accordance with the form of amendment attached as Annex A to the Merger Agreement.

     The Merger Agreement also provides that the Company will take, or cause to be taken, all action necessary, as promptly as reasonably practicable, to amend any plan maintained by the Company or any of its Subsidiaries to eliminate, as of the date of the signing of the Merger Agreement, all provisions for the purchase of Shares directly from the Company or any of its Subsidiaries or securities of any Subsidiary, other than pursuant to Existing Stock Options and Equity Awards and other than the outstanding options for the purchase of cozone.com common stock granted under the cozone.com Inc. Long Term Incentive Plan as disclosed to Parent and Purchaser. The Company shall cause the Board of Directors to exercise its authority under the CompUSA Inc. cozone.com Stock Option Plan to terminate such plan and all options granted thereunder. The parties to the Merger Agreement agree not to take any action to deprive any employee or director of the Company of the benefits of the consideration payable with respect to the Offer and the Merger with respect to Shares held by such person on the Acceptance Date.

     As of the Effective Time, Parent will, and will cause the surviving corporation to: (i) honor and satisfy all obligations and liabilities that have accrued as of the Effective Time under the employee benefit plans that are in effect as of the date of the Merger Agreement, and (ii) continue all such employee benefit plans (other than, in the case of clauses (i) and (ii), any employee benefit plan whose termination is required as provided in the Merger Agreement or under which the value of any awards or benefit is paid in or based on the equity securities of the Company or any of its Subsidiaries) until the first anniversary of the Effective Time in accordance with their terms and applicable law. Subject to the foregoing, the surviving corporation may amend or terminate any of the employee benefit plans described above following the first anniversary of the Effective Time in accordance with their respective terms and applicable law.

     Conditions to the Consummation of the Merger. Pursuant to the Merger Agreement, the respective obligations of Parent, Purchaser and the Company to consummate the Merger are subject to the satisfaction or waiver, where permissible, before the Effective Time of the following conditions: (i) the agreement of merger contained in the Merger Agreement shall have been adopted by the affirmative vote of the stockholders of the Company required by applicable law, (ii) all necessary waiting periods under the HSR Act applicable to the Merger shall have expired or been terminated, (iii) the consummation of the Merger is not prohibited, restricted or made illegal by any statute, rule, regulation, executive order, judgment, decree or injunction of a court or any Governmental Entity (provided that each party to use all reasonable efforts to have such prohibition lifted) and (iv) Purchaser shall have accepted for purchase and paid, or cause to be paid, for the Shares tendered pursuant to the Offer; provided that this last condition will be deemed to have been satisfied with respect to the obligation of Parent and Purchaser to effect the Merger if Purchaser fails to accept for payment or pay for Shares pursuant to the Offer in violation of the terms of the Offer or of the Merger Agreement.

     Termination. The Merger Agreement provides that it may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company (with any termination by Parent also being an effective termination by Purchaser):

          (a) by the mutual written consent of the Company and Parent;

          (b) by Parent or the Company if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling (which order, decree or ruling the parties to the Merger Agreement shall use reasonable effort to lift), or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and non-appealable;

          (c) by the Company if (i) Purchaser fails to commence the Offer within seven business days of the public announcement of the terms of the Merger Agreement, (ii) Purchaser has not accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms of the Offer on or before May 31, 2000, (iii) Purchaser fails to purchase validly tendered Shares in violation of the terms of the Merger Agreement or (iv) Purchaser or Parent shall have breached any of the representations, warranties or covenants of the Merger Agreement, which breach has had or is reasonably likely to have a material adverse effect on the ability of Parent or Purchaser to consummate the transactions contemplated by the Merger Agreement;

          (d) by Parent if (A) due to an occurrence or circumstance which would result in a failure to satisfy any of the conditions of the Offer contained in clause (iii) of Section 14, Purchaser shall not have commenced the Offer within seven business days after the public announcement of the terms of the Merger Agreement, (B) due to an occurrence or circumstance which would result in a failure to satisfy any of the conditions of the Offer, Purchaser shall have either (1) terminated the Offer without purchasing any Shares pursuant to the Offer or (2) failed to accept for payment Shares pursuant to the Offer prior to May 31, 2000;

          (e) by the Company, prior to the purchase of Shares pursuant to the Offer, if (i) the Company has given Parent and Purchaser at least two business days advance notice of its intention to accept or recommend a Superior Proposal and of all of the material terms and conditions of such Superior Proposal, and (ii) in response to an unsolicited Acquisition Proposal, the Board of Directors of the Company determines, after consultation with and the receipt of the advice of its financial advisor and outside legal counsel, that such Acquisition Proposal is a Superior Proposal and that failure to terminate the Merger Agreement would be inconsistent with the fiduciary duties of the Board of Directors of the Company under applicable law; provided that such termination shall not be effective unless and until the Company shall have paid to Parent all of the Termination Fee; or

          (f) by Parent, prior to the purchase of Shares pursuant to the Offer, if the Company shall have taken or the Board of Directors shall have resolved to take any of the actions referred to in the second paragraph above under "No Solicitation," or if the Company shall have withdrawn or modified, or proposed publicly to withdraw or modify, in a manner adverse to Parent or Purchaser, its Board of Directors' approval or recommendation of the Offer or the Merger.

     Effect of Termination. In the event that the Merger Agreement is terminated in accordance with its terms and the Merger is abandoned, the Merger Agreement will become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, other than the provisions relating to the payment of certain fees and expenses, including the Termination Fee, which shall survive any such termination; provided that no party would be relieved from liability for any breach of the Merger Agreement.

     Fees and Expenses. Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Offer, the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such expenses.

     In the event that the Merger Agreement is terminated pursuant to (1) subparagraph (e) or (f) under "Termination" above or (2) subparagraphs (c)(ii) or (d) under "Termination" and (in the case of this clause (2) only) such termination was the result of the failure of either the Minimum Tender Condition to be satisfied or the condition set forth in clause (iii)(f) of Section 14 to be satisfied (provided, in the case of clause (iii)(f), such condition is not satisfied due to a willful breach by the Company) and either (A) prior to such termination an Acquisition Proposal (other than any Acquisition Proposal made by or on behalf of, or encouraged, solicited or initiated in any respect by, Parent, Purchaser or any of their respective affiliates or any of such persons' associates) has been made or publicly announced or (B) within six months thereafter an Acquisition Proposal has been consummated, then the Company shall pay Parent a termination fee of $20 million (which will be deemed to include reimbursement for all fees and expenses of Parent and Purchaser related to the Offer, the Merger Agreement, the transactions contemplated in the Merger Agreement and any related financing) (the "TERMINATION FEE"). If such amounts become payable pursuant to clause (1) or (2)(A) of this paragraph, they shall be payable simultaneously with such termination (in the case of a termination by the Company) or within two business days thereafter (in the case of a termination by Parent). If such amounts become payable pursuant to clause (2)(B) of this paragraph, they will be payable simultaneously with completion of such Acquisition Proposal. No Termination Fee will be payable as described in this subparagraph if Parent or Purchaser shall be in material breach of its obligations under the Merger Agreement.

     Amendment. To the extent permitted by applicable law, the Merger Agreement may be amended by action taken by or on behalf of the Boards of Directors of the Company, Parent and Purchaser, subject in the case of the Company to the approval of the Continuing Directors as described under "Directors" above, at any time before or after adoption of the Merger Agreement by the shareholders of the Company but, after any such shareholder approval, no amendment may be made which decreases the Merger Consideration or which adversely affects the rights of the Company's shareholders hereunder without the approval of the shareholders of the Company. Any amendment to the Merger Agreement must be in writing.

     No appraisal rights are available in connection with the Offer. If the Merger is consummated, however, shareholders of the Company who have not tendered their Shares will have certain rights under the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. See Section 15.

     Executive Employment Agreements. The named executive officers (as described in the Company's most recent Commission filing) have each entered into an Amendment to Employment Agreement (the "AMENDMENT") in the form attached to the Merger Agreement. Under their employment agreements with the Company, the named executive officers are entitled to certain payments under certain circumstances as a result of the consummation of the Offer. The Amendment provides that, in the event the respective executive is entitled to such payments, the Company shall withhold twenty percent of such payment (the "DEFERRED PAYMENT") and deposit an amount equal to the Deferred Payment into an escrow account for the benefit of the executive. The Company will pay the executive the Deferred Payment (plus earnings thereon) on the earlier to occur of (i) the three-month anniversary of the date that the initial payment was made to the executive, if the employee is employed by the Company at such time and
(ii) two (2) business days after the date on which the executive's employment with the Company terminates for any reason other than by the Company for Cause (as defined in the Amendment) or the executive's voluntary resignation. If employment is terminated for cause or the executive voluntarily resigns prior to such three-month anniversary, the Deferred Payment will be forfeited.

12. RIGHTS AGREEMENT

     Set forth below is a summary description of the Rights, as contained in the Company's Registration Statement on Form 8-A, dated April 29, 1994, relating to the Rights.

     On April 29, 1994, the Board of Directors of the Company, declared a dividend of one Right for each outstanding share of Common Stock. The dividend was payable to holders of record of Common Stock at the close of business on May 9, 1994. Each Right entitles the registered holder to purchase from the Company one ten-thousandth (1/10,000) of a share of Series A Junior Participating Preferred Stock (the "SERIES A PREFERRED STOCK") at a Purchase Price of $120. The terms and conditions of the Rights are contained in a Rights Agreement between the Company and American Stock Transfer & Trust Company (formerly Bank One, Texas, N.A.), as Rights Agent.

     AS DISCUSSED BELOW, INITIALLY THE RIGHTS WILL NOT BE EXERCISABLE, CERTIFICATES FOR THE RIGHTS WILL NOT BE ISSUED AND THE RIGHTS WILL AUTOMATICALLY TRADE WITH THE COMMON STOCK.

     Until the close of business on the Distribution Date, that will occur on the earlier of (i) the tenth day following the public announcement that a person or group of affiliated or associated persons ("ACQUIRING PERSON") other than the Company, any subsidiary of the Company or any employee benefit plan or employee stock plan of the Company or of any subsidiary of the Company (each an "EXEMPT PERSON") has acquired, or obtained the right to acquire, beneficial ownership of 20 percent or more of the outstanding Common Stock (the "STOCK ACQUISITION DATE") or (ii) the tenth business date following the commencement by any person (other than an Exempt Person) of, or the announcement of the intention to commence, a tender or exchange offer that would result in the ownership of 20 percent or more of the outstanding Common Stock (the earlier of such dates in clauses (i) and (ii) being called the "DISTRIBUTION DATE") the Rights will be evidenced, with respect to any of the Common Stock certificates outstanding as of May 9, 1994, by such Common Stock certificate, together with a copy of this summary of Rights. The Rights Agreement provides that, until the Distribution Date (or the earlier redemption or expiration of the Rights), the Rights will be represented by and transferred with, and only with, the Common Stock. Until the Distribution Date (or the earlier redemption or expiration of the Rights), new Common Stock certificates issued after the Record Date upon transfer or new issuance of shares of Common Stock will contain a legend incorporating the Rights Agreement by reference. Until the Distribution Date (or the earlier redemption or expiration of the Rights) the surrender for transfer of any of the Company's Common Stock certificates, with or without such legend or a copy of this Summary of Rights, will also constitute the surrender for transfer of the Rights associated with the Common Stock evidenced by such certificates. As soon as practicable following the Distribution Date, separate Rights Certificates will be mailed to holders of record of Common Stock at the close of business on the Distribution Date, and thereafter the Right Certificates alone will evidence the Rights, and the Rights will be transferable separate and apart from the Common Stock.

     The Rights are not exercisable until the Distribution Date. The Rights will expire at the close of business on April 28, 2004, unless redeemed or exchanged earlier as described below.

     The Series A Preferred Stock will not be redeemable and, unless otherwise provided in connection with the creation of a subsequent series of preferred stock, will be subordinate to all other series of the Company's preferred stock. Each share of Series A Preferred Stock will represent the right to receive, when, as and if declared, a quarterly dividend at an annual rate equal to the greater of $1.00 per share or 10,000 times the quarterly per share cash dividends declared on the Company's Common Stock during the immediately preceding fiscal year. In addition, each share of Series A Preferred Stock will represent the right to receive 10,000 times any noncash dividends (other than dividends payable in Common Stock) declared on the Common Stock, in like kind. In the event of the liquidation, dissolution or winding up of the Company, each share of Series A Preferred Stock will represent the right to receive a liquidation payment in an amount equal to the greater of $1.00 per share or 10,000 times the liquidation payment made per share of Common Stock. Each share of Series A Preferred Stock will have 10,000 votes, voting together with the Common Stock. In the event of any merger, consolidation or other transaction in which common shares are exchanged, each share of Series A Preferred Stock will be entitled to receive 10,000 times the amount received per share of Common

Stock. The rights of the Series A Preferred Stock as to dividends, liquidation, voting rights and merger participation are protected by anti-dilution provisions.

     The Purchase Price payable and the number of shares of Series A Preferred Stock or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred Stock, (ii) upon the grant to holders of the Series A Preferred Stock of certain rights or warrants to subscribe for Series A Preferred Stock or convertible securities at less than the current market price of the Series A Preferred Stock or (iii) upon the distribution to holders of the Series A Preferred Stock of evidences of indebtedness or assets (excluding regular cash dividends and dividends payable in Series A Preferred Stock) or of subscription rights or warrants.

     If any Person (other than an Exempt Person) becomes the beneficial owner of 20 percent or more of the then outstanding shares of Common Stock, each holder of a Right, other than the Acquiring Person, will have the right to receive, upon payment of the Purchase Price, in lieu of Series A Preferred Stock, a number of shares of Common Stock having a market value equal to twice the Purchase Price. In the event that insufficient shares of Common Stock are available for the exercise in full of the Rights, the Company shall, in lieu of issuing shares of Common Stock upon exercise of Rights, to the extent permitted by applicable law and any material agreements then in effect to which the Company is a party, issue shares of Series A Preferred Stock, cash, property or other securities of the Company (which may be accompanied by a reduction in the Purchase Price), in proportions determined by the Company, so that the aggregate value of such cash, property or other securities received is equal to twice the Purchase Price. After the acquisition of shares of Common Stock by an Acquiring Person as described in this paragraph, Rights that are (or, under certain circumstances, Rights that were) beneficially owned by an Acquiring Person will be void.

     The Board of Directors may, at its option, at any time after a person becomes an Acquiring Person, authorize the Company to exchange all or part of the then outstanding and exercisable Rights for shares of Common Stock or Series A Preferred Stock at an exchange ratio of one share of Common Stock or one ten-thousandth of a share of Series A Preferred Stock per Right, provided that the Board of Directors may not effect such exchange after the time that any Person (other than an Exempt Person) becomes the beneficial owner of 50 percent or more of the Common Stock then outstanding. In the event that insufficient shares of Common Stock are available for such exchange, the Board of Directors may substitute, in lieu thereof, shares of Series A Preferred Stock or equivalent preferred stock of equal value.

     Unless the Rights are earlier redeemed, if, after the Stock Acquisition Date, the Company is acquired in a merger or other business combination (in which any shares of the Common Stock are changed into or exchanged for other securities or assets) or more than 50 percent of the assets or earning power of the Company and its subsidiaries (taken as a whole) is sold or transferred in one or more transactions, other than a transfer to a lender (or an assignee of a lender) of the Company pursuant to material agreements then in effect to which the Company is a party (each a "SECTION 13 EVENT"), the Rights Agreement provides that proper provision shall be made so that each holder of record of a Right will from and after that time have the right to receive, upon payment of the Purchase Price, that number of shares of common stock of the acquiring company which has a current market price at the time of such transaction equal to twice the Purchase Price (the "FLIP OVER PROVISION").

     Interests in fractions of shares of Series A Preferred Stock may, at the election of the Company, be evidenced by depository receipts. The Company may also issue cash in lieu of fractional shares of Series A Preferred Stock that are not integral multiples of one ten-thousandth of a share.

     At any time until a person becomes an Acquiring Person, the Board of Directors may cause the Company to redeem the Rights in whole, but not in part, at a price of $.001 per Right, subject to adjustment. Immediately upon the effective time of the redemption authorized by the Board of Directors the right to exercise the Rights will terminate, and the holders of Rights will only be entitled to receive the redemption price without any interest thereon.

     As long as the Rights are redeemable, the Company may, except with respect to the redemption price or the number of shares of Series A Preferred Stock for which a Right is exercisable, amend the Rights in any manner. At any time when the Rights are not redeemable, the Company may amend the Rights in any manner that does not adversely affect the interests of holders of the Rights as such.

     Until a Right is exercised, the holder, as such, will have no rights as a stockholder of the Company, including without limitation the right to vote or to receive dividends.

     In connection with the Company entering into the Merger Agreement, the Company has amended the Rights Agreement such that any and all provisions in the Rights Agreement which prohibit the execution of the Merger Agreement, the announcement or making of the Offer, the acquisition of the Shares pursuant to the Offer, and the consummation of the Merger, or any of the transactions contemplated by the Merger Agreement were waived and will not cause, among other things, Parent or Purchaser to be deemed to be an Acquiring Person, or a Distribution Date or Section 13 Event to be deemed to have occurred pursuant to the Rights Agreement.

13. SOURCE AND AMOUNT OF FUNDS

     The Offer is not conditioned upon any financing arrangements.

     Parent and Purchaser estimate that the total amount of funds required to purchase all of the outstanding Shares that Parent or its affiliates do not own pursuant to the Offer and the Merger and to pay related fees and expenses will be approximately $840 million. Purchaser expects to obtain approximately $480 million of such amount from Parent (through a capital contribution or advances). Parent currently anticipates funding such capital contributions or advances through a combination of cash on hand and other internally generated funds. Parent may consider funding or refinancing all or a portion of such amount through the arrangement of third party borrowings by Purchaser. However, no final decision in this regard has been taken and no such arrangements are currently existing or planned.

     Parent and Purchaser will obtain the remainder of such required funds from one or more other investors in Purchaser (also through capital contributions or combinations of capital contributions and advances) who will, as a result, become minority shareholders of Purchaser, although it is Parent's intention to own at all times at least a majority of the entire equity interest and voting power in Purchaser.

     One of such other investors will be Telefonos de Mexico, S.A. de C.V. ("TELMEX"). Telmex has delivered a letter, dated January 23, 1999, to Parent confirming its commitment to make, at Parent's request, a capital contribution of up to $520 million to Purchaser for the purpose of acquiring Shares pursuant to the Merger Agreement. A copy of this letter is included as an exhibit to the Schedule TO. As a result of such capital contribution Telmex may own, depending on the participation of other investors and other factors, as much as 49 percent of the entire equity interest and voting power in Purchaser. Telmex anticipates funding any capital contributions to Purchaser through a combination of cash on hand and other internally generated funds.

     Telmex is a corporation organized under the laws of the United Mexican States. It owns and operates the largest telecommunications system in Mexico and is currently the leading provider of local, long-distance and cellular telephone services throughout Mexico. Telmex also provides other telecommunications and telecommunications-related services such as directory services, data transmission, internet access, paging service and interconnection services to other carriers. The principal executive offices of Telmex are located at Parque Via 190, Colonia Cuauhtemoc, 06599 Mexico, D.F., and its business telephone number is 011-525-222-1212. Telmex is a "foreign private issuer" certain of whose shares are listed on the NYSE and which is subject to the informational reporting requirements of the Exchange Act. Through their indirect ownership or control of its voting shares, the Slim Family may be deemed to be ultimately in control of Telmex. Other information regarding Telmex and its directors and executive officers is included in the Schedule TO. Inasmuch as Telmex is expected to become a substantial minority investor in Purchaser, information regarding Telmex has been included in this Offer to Purchase and in the Schedule TO that would be required to be included if Telmex were a "bidder" in connection with the Offer for purposes of applicable rules under the Exchange Act.

However, Parent, Purchaser and Telmex disclaim that Telmex is a "bidder" and the inclusion of such information should not be taken as an admission to that effect.

     The investment of Parent, together with the funds from the Telmex investment, will be sufficient to acquire all Shares which are the subject of the Offer and the Merger and pay related expenses. However, Parent intends to include as additional minority equity investors in Purchaser certain persons whose involvement as strategic business partners it believes can benefit the Company following the Merger. In particular, Parent has held discussions with Prodigy Communications Corp., Microsoft Corporation and SBC Communications Inc. regarding possible commercial agreements as well as, in the case of Microsoft and SBC, minority investments in Purchaser. The minority investment of each of these potential investors is not expected to exceed 5 percent of Purchaser's capital stock. Any such investments would correspondingly reduce the equity interest of Telmex. No definitive agreements with any of such persons with respect to any such investments have been reached.

14. CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment, purchase or pay for any Shares tendered in connection with the Offer and may terminate or, subject to the terms of the Merger Agreement, amend the Offer as to Shares not then paid for, if (i) there shall not be validly tendered and not properly withdrawn prior to the Expiration Date that number of Shares which, together with any Shares beneficially owned by Purchaser or Parent or any of their respective affiliates, represents at least two-thirds of the total number of outstanding Shares on a fully diluted basis on the date of purchase, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the Expiration Date, or (iii) at any time on or after the date of the Merger Agreement and prior to the time of payment for any Shares, any of the following conditions exist:

          (a) there shall have been any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction, proposed, sought, promulgated, enacted, entered, enforced, issued, amended or deemed applicable to Parent, Purchaser, the Company, any other affiliate of Parent or the Company, the Offer or the Merger, that would or is reasonably likely, directly or indirectly, to (1) make the acceptance for payment of, or payment for or purchase of all or a substantial number of the Shares pursuant to the Offer illegal, or otherwise restrict or prohibit the consummation of the Offer or the Merger, (2) result in a significant delay in or restrict the ability of Purchaser to accept for payment, pay for or purchase all or a substantial number of the Shares pursuant to the Offer or to effect the Merger, (3) render Purchaser unable to accept for payment or pay for or purchase all or a substantial number of the Shares pursuant to the Offer, (4) impose material limitations on the ability of Parent, Purchaser or any of their respective Subsidiaries (as defined in the Merger Agreement) or affiliates to acquire or hold, transfer or dispose of, or effectively to exercise all rights of ownership of, all or a substantial number of the Shares including the right to vote the Shares purchased by it pursuant to the Offer on an equal basis with all other Shares on all matters properly presented to the stockholders of the Company, (5) require the divestiture by Parent, Purchaser or any of their respective Subsidiaries or affiliates of any Shares, or require Purchaser, Parent, the Company, or any of their respective Subsidiaries or affiliates to dispose of or hold separate all or any material portion of their respective businesses, assets or properties or impose any material limitations on the ability of any of such entities to conduct their respective businesses or own such assets, properties or Shares or on the ability of Parent or Purchaser to conduct the business of the Company and its Subsidiaries and own the assets and properties of the Company and its Subsidiaries, (6) impose any material limitations on the ability of Parent, Purchaser or any of their respective Subsidiaries or affiliates effectively to control the business or operations of the Company, Parent, Purchaser or any of their respective Subsidiaries or affiliates, or (7) otherwise materially adversely affect Parent, Purchaser, the Company or any of their respective Subsidiaries or affiliates, or their business, assets, liabilities, condition (financial or otherwise) or results of operations, or the value of the Shares;

          (b) there shall have been instituted or pending any action, proceeding or counterclaim by any Governmental Entity challenging the making of the Offer or the acquisition by Purchaser of the Shares pursuant to the Offer or the consummation of the Merger, or seeking to, directly or indirectly, result in any of the consequences referred to in clauses (1) through (7) of paragraph (a) above;

          (c) there shall have occurred (1) any general suspension of, or limitation on trading in securities on any national securities exchange or in the over-the-counter market in the United States (other than any suspension or limitation on trading in any particular security as a result of a computerized trading limit or any intraday suspension due to "circuit breakers"), (2) the declaration of any banking moratorium or any suspension of payments in respect of banks or any limitation (whether or not mandatory) on the extension of credit by lending institutions in the United States, (3) a decline at any time through February 29, 2000 of more than 2250 points in the Dow Jones Index measured from the closing price on the trading day immediately preceding the date of the Merger Agreement, or (4) in the case of any of the foregoing (other than clause (3)) existing at the time of the execution of the Merger Agreement, a material acceleration or worsening thereof;

          (d) any Person or "group" (as such term is used in Section 13(d)(3) of the Exchange Act) other than Parent, Purchaser or any of their respective affiliates shall have become the beneficial owner (as that term is used in Rule 13d-3 under the Exchange Act) of more than 20 percent of the outstanding Shares;

          (e) there shall have occurred any change, condition, event or development that, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect with respect to the Company;

          (f) the Company shall have breached or failed to comply in any material respect with any of its material obligations, covenants, or agreements under the Merger Agreement, or any representation or warranty of the Company contained in the Merger Agreement that is qualified by reference to a Material Adverse Effect or the representation in Section 4.09(f) of the Merger Agreement shall not be true and correct, or any other such representation or warranty shall not be true and correct in any respect that (when taken together with all such other representations and warranties not true and correct) has had or would reasonably be likely to have a Material Adverse Effect, in each case either as of when made or at and as of any time thereafter; or

          (g) the Merger Agreement shall have been terminated pursuant to its terms or shall have been amended pursuant to its terms to provide for such termination or amendment of the Offer;

which, in the good faith judgment of Parent or Purchaser, in any case, and regardless of the circumstances (including any action or inaction by Parent or Purchaser or any of their affiliates) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for Shares.

     The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted regardless of the circumstances (including any action or inaction by Parent or Purchaser or any of their affiliates giving rise to any such condition) or waived by Parent or Purchaser in whole or in part at any time or from time to time in its discretion subject to the terms and conditions of the Merger Agreement (provided, however, that the Minimum Tender Condition may not be waived without the Company's consent). The failure of Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by Parent or Purchaser concerning the events described above will be final and binding on all parties.

15. CERTAIN LEGAL MATTERS

     General. Except as otherwise disclosed herein, Parent and Purchaser are not aware of any licenses or other regulatory permits which appear to be material to the business of the Company and which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to the Company's or Parent's business or that certain parts of the Company's or Parent's business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 14.

     Antitrust Compliance. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares under the Offer may be consummated following the expiration or earlier termination of a 15-calendar-day waiting period following the filing by Carso of a Notification and Report Form with respect to the Offer, unless Carso receives a request for additional information or documentary material from the Antitrust Division of the U.S. Department of Justice (the "ANTITRUST DIVISION") or the U.S. Federal Trade Commission (the "FTC"). Carso expects to make its filing with the Antitrust Division and the FTC on or about February 1, 2000, and the waiting period is expected to terminate within 15 calendar days thereafter. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material from Carso, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Carso with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Carso. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, at the sole discretion of Carso, be extended and, in any event, the purchase of and any payment for Shares will be deferred until the Expiration Date. Unless the Offer is extended, any extension of the waiting period may not give rise to any additional withdrawal rights. See Section 4.

     In practice, complying with a request for additional information or documentary material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as Purchaser's proposed acquisition of the Company. At any time before or after Purchaser's purchase of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the Merger or seeking the divestiture of Shares acquired by Purchaser or the divestiture of substantial assets of Carso or its Subsidiaries, or of the Company or its Subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. If any such action by the FTC, the Antitrust Division or any other person should be threatened or commenced, Carso believes that consummation of the Offer would not violate any antitrust laws; there can be no assurance, however, that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be.

     State Take-over Laws. A number of states (including Delaware where the Company is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer or the Merger, Purchaser believes that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce.

     Section 203 of the DGCL prevents certain "business combinations" with an "interested stockholder" (generally, any person who owns or has the right to acquire 15 percent or more of a corporation's outstanding voting stock) for a period of three years following the time such person became an interested stockholder, unless, among other things, prior to the time the interested stockholder became such, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became such. The Board of Directors of the Company has irrevocably taken all necessary steps to render the restrictions of Section 203 of the DGCL inapplicable to the Merger, the Offer and the related transactions.

     Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer or the Merger. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer or the Merger, as applicable, Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See
Section 14.

     Appraisal Rights. No appraisal rights are available in connection with the Offer. If the Merger is consummated, however, shareholders of the Company who have not tendered their Shares will have certain rights under the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Under Section 262 of the DGCL, dissenting shareholders of the Company who comply with the applicable statutory procedures will be entitled to a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest thereon, if any. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

     THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING SHAREHOLDERS UNDER THE DGCL DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY SHAREHOLDERS DESIRING TO EXERCISE ANY APPRAISAL RIGHTS UNDER THE DGCL. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

     "Going Private" Transactions. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions and may under certain circumstances be applicable to the Merger. However, Rule 13e-3 will be inapplicable if (i) the Shares are deregistered under the Exchange Act prior to the Merger or another business combination or (ii) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Neither Parent nor Purchaser believes that Rule 13e-3 will be applicable to the Merger.

     Legal Proceedings.

     A complaint seeking class action status entitled Daniel Exner, CompUSA Inc. et al, Cause No. CC-00-00921-C was filed in the County Court At Law of Dallas County, Texas on January 24, 2000 by Daniel Exner, a shareholder of the Company, in connection with the proposed Merger, against the Company and Messrs. Barry L. Williams, Mortin E. Handel, Lawrence Mittman, Giles H. Bateman, Leonard L. Berry, James P. Halpin, Warren D. Feldberg and Kevin J. Roche (each a director and/or officer of the Company). Plaintiff alleges that the individual defendants breached their fiduciary duties of loyalty and care to the Company and its shareholders by, among other things, entering into the Merger Agreement at an unfair price, failing to maximize shareholder value, and benefitting themselves at the expense of shareholders. The complaint seeks a declaration that the individual defendants breached their duties of loyalty and care, an injunction against the Merger and unspecified monetary damages, costs and fees, and other relief.

16. FEES AND EXPENSES

     Purchaser has retained Citibank, N.A. as Depositary and MacKenzie Partners, Inc. as Information Agent in connection with the Offer. Citibank, N.A. and MacKenzie will receive customary compensation and reimbursement for reasonable out-of-pocket expenses, as well as indemnification against certain liabilities in connection with the Offer, including liabilities under applicable securities laws.

     Except as set forth above, Purchaser will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

17. MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Purchaser may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

     Neither Purchaser nor Parent is aware of any jurisdiction in which the making of the Offer or the acceptance of Shares in connection therewith would not be in compliance with the laws of such jurisdiction.

     Purchaser and Parent have filed with the Commission the Schedule TO (including exhibits) pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the Commission in Washington, D.C. in the manner set forth in Section 8 with respect to information concerning the Company.

     During the last five years, neither Purchaser nor Parent nor Telmex nor, to the best of their knowledge, any of the persons listed in Schedule A or, in the case of Telmex, any of the persons listed in Exhibit (j) to the Schedule TO, has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or has been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

     No person has been authorized to give any information or make any representation on behalf of Parent or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

                                                   TPC ACQUISITION CORP.

                                   SCHEDULE A

  INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND THE EXECUTIVE OFFICERS OF PARENT AND PURCHASER AND PERSONS ULTIMATELY CONTROLLING PARENT AND
                                   PURCHASER

                          GRUPO SANBORNS, S.A. DE C.V.

     Set forth below are the name, business address and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Parent. The business address of each such person is Avenida San Fernando 649, Colonia Pena Pobre, Tlalpan, Mexico, D.F, Mexico, 14060. Each such person is a citizen of Mexico and, unless otherwise indicated, has held his or her present position as set forth below for the past five years.

                                        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND POSITION WITH PARENT        MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
-----------------------------        --------------------------------------------------
Carlos Slim Domit...............  Chairman of the Board and Chief Executive Officer of
(Director and CEO)                Parent since 1999 and Chairman of the Board of Grupo
                                  Carso, S.A. de C.V. since 1998. Director of Telefonos de
                                  Mexico, S.A. de C.V., President of Sanborns Hermanos
                                  since 1995.
Carlos Slim Helu................  Chairman of the Board of Telefonos de Mexico, S.A. de
(Director)                        C.V. since 1991 and Chairman of the Board of Carso
                                  Global Telecom, S.A. de C.V. since 1996. Chairman
                                  Emeritus of Grupo Carso, S.A. de C.V. since 1998,
                                  Chairman of the Board of Grupo Financiero Inbursa, S.A.
                                  de C.V. since 1998, Chairman of the Board of Grupo
                                  Carso, S.A. de C.V. between 1991 and 1998, and Chairman
                                  of the Board of Grupo Financiero Inbursa, S.A. de C.V.
                                  between 1993 and 1998.
Angel Eduardo Peralta Rosado....  Vice-Chairman of the Board of Parent since April of
(Director)                        1999. Expansion Director of Sanborns Hermanos S.A.
Juan Antonio Perez Simon........  Chairman of the Board of Sanborns Hermanos, S.A. since
(Director)                        1990 and Vice-Chairman of the Board of Telefonos de
                                  Mexico, S.A. de C.V. since 1995.
Patrick Slim Domit..............  President, Grupo Carso, S.A. de C.V. since 1998 and
(Director)                        President of Industrias Nacobre S.A. de C.V. since 1994.
Rafael Moises Kalach Mizrahi....  Chief Executive Officer and Chairman of Grupo Kaltex
(Director)                        S.A. de C.V.
Claudio X. Gonzalez Laporte.....  Chief Executive Officer and Chairman of the Board of
(Director)                        Kimberly Clark de Mexico, S.A. de C.V. Director of Carso
                                  Global Telecom, Director of Grupo Carso S.A. de C.V.
Marco Antonio Slim Domit........  Chairman of the Board of Grupo Financiero Inbursa since
(Director)                        1998. President of Banco Inbursa, S.A. since 1996,
                                  President of Seguros Inbursa, S.A. de C.V. between 1992
                                  and 1997.
Agustin Santamarina Vazquez.....  Retired. Senior Partner and Of Counsel of the law firm
(Director)                        Santamarina y Steta.

---------------
(1) Mr. Gonzalez Laporte beneficially owns 100,000 Shares, and holds sole power to vote or dispose of such Shares. Each of the Slim Family, Grupo Carso S.A. de C.V. and Grupo Sanborns disclaims beneficial ownership of the Shares owned by Mr. Gonzalez Laporte.

                             TPC ACQUISITION CORP.

     Set forth below are the name, business address and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of the directors and executive officers of Purchaser. The business address of each such person is Avenida San Fernando 649, Colonia Pena Pobre, Tlalpan, Mexico, D.F., Mexico, 14060. Each such person is a Mexican citizen and has held his or her present position as set forth below since or subsequent to Purchaser's incorporation.

                                           PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND POSITION WITH PURCHASER        MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
--------------------------------        --------------------------------------------------
Carlos Slim Domit
(Director and President).........  Chairman of the Board of Grupo Carso, S.A. de C.V. since
                                   1998 and Chairman of the Board and Chief Executive Officer
                                   of Grupo Sanborns, S.A. de C.V. since 1999. Director of
                                   Telefonos de Mexico, S.A. de C.V., President of Sanborns
                                   Hermanos since 1995.
Javier Cervantes Sanchez Navarro
(Director and Secretary).........  Managing Vice President, Grupo Financiero Inbursa, S.A. de
                                   C.V.

                         PERSONS ULTIMATELY CONTROLLING
                              PARENT AND PURCHASER

     Set forth below are the name, business address and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of Mr. Carlos Slim Helu, Mr. Carlos Slim Domit, Mr. Marco Antonio Slim Domit, Mr. Patrick Slim Domit, Ms. Maria Soumaya Slim Domit, Ms. Vanessa Paola Slim Domit, and Ms. Johanna Monique Slim Domit (collectively, the "Slim Family"), each of whom is a citizen of Mexico. The members of the Slim Family, through a Mexican corporation and a Mexican trust, beneficially own 61.27% of the outstanding voting equity securities of Grupo Carso, S.A. de C.V. The principal business address for each member of the Slim Family is Paseo de las Palmas 736, Colonia Lomas de Chapultepec, Mexico, D.F., Mexico, 11000. Unless otherwise indicated, each such person has held his or her present position as set forth below for the past five years.

                                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
             NAME                     MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
             ----                     --------------------------------------------------
Carlos Slim Helu...............  Chairman of the Board of Telefonos de Mexico, S.A. de C.V.
                                 since 1991 and Chairman of the Board of Carso Global
                                 Telecom, S.A. de C.V. since 1996. Chairman Emeritus of Grupo
                                 Carso, S.A. de C.V. since 1998, Chairman of the Board of
                                 Grupo Financiero Inbursa, S.A. de C.V. since 1998, Chairman of the Board of Grupo Carso, S.A. de C.V. between 1991 and
                                 1998, Chairman of the Board of Grupo Financiero Inbursa,
                                 S.A. de C.V. between 1993 and 1998.
Carlos Slim Domit..............  Chairman of the Board of Grupo Carso, S.A. de C.V. since
                                 1998 and Chairman of the Board and Chief Executive Officer
                                 of Grupo Sanborns, S.A. de C.V. since 1999. Director of
                                 Telefonos de Mexico, S.A. de C.V., President of Sanborns
                                 Hermanos since 1995.
Marco Antonio Slim Domit.......  Chairman of the Board of Grupo Financiero Inbursa since
                                 1998. President of Banco Inbursa, S.A. since 1996, President of Seguros Inbursa, S.A. de C.V. between 1992 and 1997.
Patrick Slim Domit.............  President, Grupo Carso, S.A. de C.V. since 1998 and
                                 President of Industrias Nacobre S.A. de C.V. since 1994.
Maria Soumaya Slim Domit.......  President, Asociacion Carso AC since 1994.
Vanessa Paola Slim Domit.......  Investor in Grupo Carso, S.A. de C.V., Carso Global Telecom
                                 and Grupo Financiero Inbursa, S.A. de C.V.
Johanna Monique Slim Domit.....  Investor in Grupo Carso, S.A. de C.V., Carso Global Telecom
                                 and Grupo Financiero Inbursa, S.A. de C.V.

Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each shareholder of the Company or such shareholder's broker-dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                        The Depositary For The Offer Is:

                                 CITIBANK, N.A.

           By Mail:                        By Hand:                       By Courier:
        Citibank, N.A.                  Citibank, N.A.              915 Broadway, 5th Floor
         P.O. Box 685               Corporate Trust Window            New York, NY 10010
      Old Chelsea Station         111 Wall Street, 5th Floor
      New York, NY 10113              New York, NY 10043

                           By Facsimile Transmission:
                        (For Eligible Institutions Only)
                                 (212) 505-2248

                         Confirm Facsimile Transmission
                               By Telephone Only
                                 (800) 270-0808

Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at its telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                          [MACKENZIE PARTNERS, INC.]

                                156 Fifth Avenue
                            New York, New York 10010
                 Banks and brokers call collect: (212) 929-5500
                   All others call toll free: (800) 322-2885